UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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    SandRidge Energy, Inc.

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SANDRIDGE ENERGY, INC.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

CONSENT REVOCATION STATEMENT

BY THE BOARD OF DIRECTORS OF SANDRIDGE ENERGY, INC.

IN OPPOSITION TO

A CONSENT SOLICITATION BY THE TPG-AXON GROUP

January 18, 2013

This Consent Revocation Statement and the enclosed WHITE Consent Revocation Card are furnished by the Board of Directors (the “Board” or the “Board of Directors”) of SandRidge Energy, Inc., a Delaware corporation (the “Company” or “SandRidge”), to the holders of outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in connection with your Board’s opposition to the solicitation of written stockholder consents (the “TPG-Axon Consent Solicitation”) by TPG-Axon Partners, LP, a Delaware limited partnership (“TPG-Axon Domestic”), TPG-Axon Management LP, a Delaware limited partnership (“TPG-Axon Management”), TPG-Axon Partners GP, L.P., a Delaware limited partnership (“PartnersGP”), TPG-Axon GP, LLC, a Delaware limited liability company (“GPLLC”), TPG-Axon International, L.P., a Cayman Islands exempted limited partnership (“TPG-Axon International”), TPG-Axon International GP, LLC, a Delaware limited liability company (“InternationalGP”), Dinakar Singh LLC, a Delaware limited liability company (“Singh LLC”) and Dinakar Singh, a United States citizen (“Mr. Singh” and together with TPG-Axon Domestic, TPG-Axon Management, PartnersGP, GPLLC, TPG-Axon International, InternationalGP and Singh LLC, “TPG-Axon”), and the TPG-Axon Group Nominees listed below (together with TPG-Axon, the “TPG-Axon Group”). This Consent Revocation Statement and the enclosed WHITE Consent Revocation Card are first being mailed to stockholders on or about January 18, 2013.

The TPG-Axon Group is asking you to turn over control of your Board and Company by asking you to remove the directors that you duly elected and replace them with a slate of nominees chosen by TPG-Axon. Specifically, the TPG-Axon Group is asking you: (1) to amend Section 1 of Article III of the Amended and Restated Bylaws of the Company (the “Bylaws”) to de-stagger the Board by providing that directors will be elected for one-year terms beginning with the 2013 annual meeting of stockholders, provide that the size of the Board may be fixed by either a majority vote of the Board or vote of the stockholders, provide that vacancies on the Board may be filled by the stockholders or by a majority vote of the remaining directors of the Board, and provide that directors may be removed with or without cause, (2) to remove, without cause, all seven current members of the Board: Jim J. Brewer, Everett R. Dobson, William A. Gilliland, Daniel W. Jordan, Roy T. Oliver, Jr., Jeffrey S. Serota and Tom L. Ward and (3) elect as directors the TPG-Axon Group’s nominees: Stephen C. Beasley, Edward W. Moneypenny, Fredric G. Reynolds, Peter H. Rothschild, Dinakar Singh, Alan J. Weber and Dan A. Westbrook (the “TPG-Axon Group Nominees”).

Your directors have been selected through corporate governance processes described in detail in the Company’s annual proxy statement and this Consent Revocation Statement. Each member of the Board other than Tom L. Ward, the Company’s Chairman and Chief Executive Officer, is independent under the criteria established by the New York Stock Exchange (the “NYSE”) for director independence. A consent in favor of the TPG-Axon Consent Solicitation would be a consent to remove, without cause, all of the members of your duly elected Board and replace them with the TPG-Axon Group Nominees. If successful, this action would turn control of the Company over to a new board of directors nominated exclusively by TPG-Axon, a beneficial owner of only approximately 6.7% of the Company’s Common Stock. The election of the TPG-Axon Group Nominees would not provide you with any control premium. The Board believes, for the reasons specified under the section entitled “Reasons to Reject The TPG-Axon Consent Proposals” below, that such a wholesale replacement of the Company’s directors would bring unnecessary and harmful disruption to the business and operation of the Company. Your Board is committed to acting in the best interests of all of the Company’s stockholders and believes that the Company is well positioned to maximize value for all of the Company’s stockholders.

The Board does not believe that issues such as Board representation and composition should be addressed through written consents solicited by a group of dissident opportunistic stockholders with short-term interests, such as the TPG-Axon Group. The Board urges you to rely on your independent Nominating and Governance Committee and the stockholder nomination process outlined in this Consent Revocation Statement to create a board composition that represents all of the Company’s stockholders.

THE BOARD HAS UNANIMOUSLY DETERMINED THAT THE TPG-AXON CONSENT SOLICITATION IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD URGES YOU NOT TO SIGN ANY GREEN CONSENT CARD SENT TO YOU BY THE TPG-AXON GROUP. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED A GREEN CONSENT CARD, THE BOARD URGES YOU TO SIGN, DATE AND DELIVER THE ENCLOSED WHITE CONSENT REVOCATION CARD USING THE ENCLOSED PRE-PAID ENVELOPE.

If you have previously signed and returned the TPG-Axon Group’s green consent card, you have every right to change your vote and revoke your consent. Whether or not you have signed the green consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed WHITE Consent Revocation Card and to sign, date and deliver the card in the pre-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, it is important for you to deliver a WHITE Consent Revocation Card. Please act today.

In accordance with Delaware law and the Company’s Bylaws, the Board set December 13, 2012 as the record date (the “Record Date”) for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the TPG-Axon Consent Solicitation. Only stockholders of record as of the Record Date may execute, withhold or revoke consents with respect to the TPG-Axon Consent Solicitation.

If you have any questions about giving your consent revocation or require assistance, please call:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders Call Toll Free: (877) 717-3929

(banks and brokers call collect at (212) 750-5833)

FORWARD LOOKING STATEMENTS

This Consent Revocation Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are based on information available to the Company as of the date hereof. These statements relate to future events or matters relating to the Company’s financial condition, results of operations, business plans and strategies, growth opportunities, capital expenditures, growth or other similar matters. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negative of those terms or other comparable terminology. These statements are only predictions and such expectations may prove to be incorrect. The Company operates in a continually changing business environment, and new risks emerge from time to time. Actual results could differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with the Company’s business, including, without limitation, the possibility of disruption from the consent solicitation making it more difficult to maintain business and operational relationships; the possibility of disruption of operation of the business should any of the TPG-Axon Group’s proposals pass; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its subsequent Quarterly Reports on Form 10-Q. Except to the extent required under the federal securities law and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”), the Company assumes no obligation to update the information included herein, whether as a result of new information, future events or circumstances, or otherwise.

DESCRIPTION OF THE TPG-AXON CONSENT SOLICITATION

As set forth in the TPG-Axon Consent Solicitation and related materials filed with the SEC, the TPG-Axon Group is soliciting your consents in favor of the following proposals (collectively, the “TPG-Axon Consent Proposals”):

1.	Amend Section 1 of Article III of the Bylaws to (i) de-stagger the Board by providing that directors will be elected for one-year terms beginning with the 2013 annual meeting of stockholders, (ii) provide that the size of the Board may be fixed by either a majority vote of the Board or vote of the stockholders, (iii) provide that vacancies on the Board may be filled by the stockholders or by a majority vote of the remaining directors of the Board, and (iv) provide that directors may be removed with or without cause;

2.	Remove, without cause, all seven current members of the Board: Jim J. Brewer, Everett R. Dobson, William A. Gilliland, Daniel W. Jordan, Roy T. Oliver, Jr., Jeffrey S. Serota and Tom L. Ward (along with each member of the Board, if any, appointed to the Board to fill any vacancy or newly-created directorship since the election of directors at the Company’s 2012 annual meeting of stockholders and immediately prior to the effectiveness of Proposal 3 below); and

3.	Elect the chosen nominees of TPG-Axon, Stephen C. Beasley, Edward W. Moneypenny, Fredric G. Reynolds, Peter H. Rothschild, Dinakar Singh, Alan J. Weber and Dan A. Westbrook, as directors to fill the resulting vacancies on the Board (or if any TPG-Axon Group Nominee becomes unable or unwilling to serve as a director of the Company or if the size of the Board is increased, in either case prior to the effectiveness of Proposal 3, any other person who is not a director, officer, employee or affiliate of TPG-Axon, designated as a nominee by TPG-Axon) (“Proposal 3”).

A consent in favor of the TPG-Axon Consent Proposals would be a consent to remove, without cause, all of the members of your duly elected Board and replace them with the TPG-Axon Group Nominees.

REASONS TO REJECT THE TPG-AXON CONSENT PROPOSALS

The TPG-Axon Consent Proposals would remove, without cause, all of the members of your duly elected Board and replace them with TPG-Axon’s seven selected nominees who we believe will encourage and facilitate a sale or dramatic restructuring of the Company for the benefit of the TPG-Axon Group and to the potential detriment of the Company’s other stockholders. There are several reasons to reject the TPG-Axon Consent Proposals as outlined below. The Board believes that the following key reasons are compelling:

•

If successful, the TPG-Axon Consent Proposals would result in the replacement of all the members of your duly elected Board with the TPG-Axon Group Nominees. The TPG-Axon Group has not identified proposed directors or a management team with expertise in oil and gas exploration and development generally, and the proposed TPG-Axon Group Nominees have no experience in the Mississippian Lime play, the Company’s principal asset. Furthermore, Mr. Singh, one of the TPG-Axon Group Nominees and the Chief Executive Officer of TPG-Axon Capital, is not experienced in running an operating business.

•

The Company has a strategic plan that includes those key elements described further below in this section. The Board believes the Company’s strategic plan will deliver long-term value to the Company’s stockholders by, among other things, (i) continuing to grow the Company’s production and cash flow through the active development of the Mississippian play, (ii) capitalizing on the Company’s operating efficiencies in the Mississippian play and (iii) improving the Company’s financial condition and liquidity.

•

The TPG-Axon Consent Proposals, if successful, would turn control of the Company over to a new board of directors nominated exclusively by TPG-Axon, a beneficial owner of only approximately 6.7% of the Company’s Common Stock. The election of the TPG-Axon Group Nominees would not provide the Company’s stockholders with any control premium.

•	TPG-Axon is an opportunistic investor with short-term interests, and has actively sold a significant number of shares of the Company’s stock as recently as December 10, 2012.

•

The removal and replacement of a majority of the Board as a result of the TPG-Axon Consent Solicitation could constitute a “change of control” under certain of the Company’s material agreements, requiring the Company, among other things, to offer to buy back over $4.3 billion of its senior notes, which could be materially harmful to the Company.

•

The removal and replacement of a majority of the Board as a result of the TPG-Axon Consent Solicitation would result in the accelerated vesting of a substantial number of shares of restricted stock held by employees and senior management. The standard four-year vesting period of these awards serves as a tool for the retention of such persons, which would no longer apply following any such acceleration. We believe the potential loss of individuals with expertise in the Company’s key operating areas as a result of any accelerated vesting could result in a destruction of value for stockholders.

The TPG-Axon Consent Solicitation is an attempt to remove experienced directors who are acting in the best interests of the Company’s stockholders.

•	A consent in favor of the TPG-Axon Consent Proposals would be a consent to remove, without cause, all of the members of your duly elected Board and replace them with the TPG-Axon Group Nominees.

•

If the TPG-Axon Consent Proposals are adopted, it would turn control of the Company over to a new board of directors nominated exclusively by TPG-Axon, a beneficial owner of only approximately 6.7% of the Company’s Common Stock. The election of the TPG-Axon Group Nominees would not provide the Company’s stockholders with any control premium.

•

The TPG-Axon Group’s proposal to replace all of the Company’s directors risks the loss of a substantial amount of company-specific, industry and business experience currently existing at the Board level. In their place, the TPG-Axon Group is attempting to install directors who do not have a detailed understanding of the Company’s current business and strategy and six of whom do not have business and operational experience in the domestic exploration and production sector of the oil and gas business (with the seventh having only short-term experience as a financial officer of an oil and gas company). None of the TPG-Axon Group Nominees have any meaningful experience drilling or operating onshore unconventional oil and gas wells such as those being actively developed by the Company in the Mississippian play.

•

The Board believes that the interests of the Company’s stockholders will be best served if the Company’s current directors, acting independently from (and without any connection to) TPG-Axon, are given the opportunity to continue to review, develop and adapt the Company’s plan to maximize value for all of the Company’s stockholders. Collectively, the Board brings relevant expertise and experience in many important areas, including significant expertise in varied facets of the oil and gas industry as well as specific experience in the development of assets in the Mississippian play. The TPG-Axon Group has not identified proposed directors or a management team with expertise in oil and gas exploration and development generally, and the proposed TPG-Axon Group Nominees, who would constitute all of the members of the Board if the TPG-Axon Consent Proposals are successful, have no experience in the Mississippian Lime play, the Company’s principal asset. Furthermore, Mr. Singh, one of the TPG-Axon Group Nominees and the Chief Executive Officer of TPG-Axon Capital, is not experienced in running an operating business.

•

Stockholders elect a portion of the Board each year. As a result, stockholders who believe the current directors are not acting in the best interests of the stockholders will have the ability to propose replacement nominees and remove certain of the current directors at our next annual meeting of stockholders.

•

The Board believes that the issue of Board representation and composition should not be addressed through consents solicited by a dissident stockholder, and particularly by a short-term holder of the Company’s stock who has short-term interests that may differ from our long-term stockholders.

The Company’s strategic plan, endorsed by the Board, consists of the following key elements:

•	Continued Growth in the Mississippian:

•

The Company intends to continue growing its production and cash flow through the active development of the Mississippian play. The Company is the industry leader in the prolific Mississippian Lime play, one of the leading emerging liquids plays, where the Company operates the most wells, is the most active driller and currently has 1.85 million net acres in the play.

•

Since January 2010, the Company has invested $500 million in the acquisition of leaseholds in the Mississippian play and over $1.7 billion in drilling capital and infrastructure. The Company’s third quarter average net production there has grown to 30.2 Mboe/d, increasing 138% from the third quarter of 2011 to the third quarter of 2012. In addition, production has grown over 18x from the third quarter of 2010 to the third quarter of 2012.

•

The Company has approximately 11,000 future drilling locations in the Mississippian, which we believe are sufficient to support development over the next 18 years. The Company was running 32 rigs in the Mississippian at the end of 2012 and plans to increase that number to 41 in 2013.

•	Capitalize on Operating Efficiencies in the Mississippian:

•

The Company is currently the most efficient operator in the Mississippian play, and is committed to further reducing costs in the Mississippian play by improving drilling and completion techniques and completing the build out of saltwater disposal and electrical infrastructure, enhancing the critical advantage these assets provide for the long-term development of the Mississippian play.

•

The cost of saltwater disposal and the availability of adequate electrical infrastructure are two of the greatest challenges to the development of the Mississippian play. The Company has proactively addressed those challenges by building out a proprietary saltwater disposal system and by installing its own electrical infrastructure, solving logistical challenges where others have struggled. As of the end of 2012, the Company had invested approximately $500 million in these valuable assets, an investment that is already paying off in two ways – the Company’s operating costs in the Mississippian are the lowest in the industry and per well drilling and completion costs continue to decrease as infrastructure is utilized.

•	Improved Financial Condition and Liquidity:

•	The Company is focused on improving its balance sheet and narrowing its funding gap.

•

In addition to the Company’s successful organic and M&A driven growth, the Company has significantly reduced its leverage over the past two years while transitioning to a liquids-weighted producer. Net debt to EBITDA, a metric utilized by the Company’s lenders, has decreased from 4.6x at September 30, 2011 to 3.2x at September 30, 2012. Additionally, the Company has reduced its 2013 capital expenditure budget by 19%, as compared to 2012.

•

Since 2009, the Company has made net investments in the Permian Basin of approximately $1.2 billion and now produces approximately 30,000 Boe/d from these assets – a 165% increase in production growth over the past three years. Recently we announced a transaction through which we will sell most of these assets for $2.6 billion, generating cash proceeds of over $1.4 billion in excess of our net investment. Including the sale and after applying a portion of such proceeds to reduce our debt, our pro forma cash balance and liquidity at September 30, 2012 would have been approximately $2 billion and $2.8 billion, respectively. Following the sale of the Permian Basin assets, our increased cash and liquidity position will provide us with a stronger balance sheet and the ability to fund capital expenditures to support future development in the higher growth Mississippian play.

The Board believes that the TPG-Axon Group Nominees are not in a position to best serve the interests of the Company’s stockholders.

•

The TPG-Axon Group Nominees are not familiar with the Company’s operations and assets, nor do they have meaningful expertise in the exploration and production segment of the oil and natural gas industry, and there is no assurance that they will be able to manage the Company and enhance its value for the benefit of all of the Company’s stockholders. The TPG-Axon Group Nominees possess almost no relevant upstream energy experience, and specifically no experience with today’s horizontal drilling and other oil and gas development techniques.

•

Furthermore, the TPG-Axon Group has not identified a senior management team to operate the Company if the TPG-Axon Group were successful in replacing the current Board. In effect, the TPG-Axon Group is asking you to turn over control of your Board and Company with no expertise in place to run the business. Without an experienced management team that is familiar with the assets and operations of the Company, we believe the risk of a loss in the Company’s value is significant.

•

The TPG-Axon Group Nominees have been chosen by TPG-Axon. In considering the TPG-Axon Consent Solicitation, the Board believes that it is important for the Company’s stockholders to recognize that TPG-Axon, a New York based hedge fund that has beneficial ownership of only approximately 6.7% of the Company’s Common Stock, has no duty to act in the best interests of the Company’s stockholders when selecting potential nominees to serve on your Board.

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TPG-Axon has agreed to defend and indemnify each of the TPG-Axon Group Nominees against, and with respect to, any losses that may be incurred by any of them in the event any of them becomes a party to litigation based on his or her respective nomination as a candidate for election to the Board and the solicitation of consents in support of his or her election. In addition, each TPG-Axon Group Nominee will receive $50,000 for serving as a TPG-Axon Group Nominee.

•

TPG-Axon is a hedge fund that has short-term interests that may differ from our long-term stockholders. TPG-Axon has sold approximately 5.3 million shares of the Company’s Common Stock since its initial investment in the Company in November 2011 and has sold shares of the Company’s Common Stock five times over the last year and three times since July 2, 2012. Furthermore, since 2011, TPG-Axon has made investments in three other companies involved in the exploration and production sector of the oil and gas business and has on average only held such investments for approximately two fiscal quarters.

The removal and replacement of a majority of the Board as a result of the TPG-Axon Consent Solicitation could constitute a “change of control” under certain of the Company’s material agreements.

•

The removal and replacement of a majority of the members of your existing Board would constitute a “change of control” under the Company’s senior secured revolving credit facility (the “Credit Agreement”) and under the indentures (the “Indentures”) governing the Company’s senior notes if the TPG-Axon Group Nominees elected to the Board are not approved by the existing Board in accordance with the applicable requirements of the Credit Agreement and Indentures. Please see Annex C hereto for the relevant portions of the definitions of “change of control” in the Credit Agreement and each of the Indentures. Such an event would trigger an event of default under the Credit Agreement and, under the Indentures, require the Company to offer to purchase all of the outstanding notes at a purchase price equal to 101% of the principal amount plus accrued interest.

The Company currently has $4.3 billion of unsecured senior notes outstanding. If the Company were required to offer to purchase all of such notes as described above, up to $4.3 billion of senior notes could become subject to repayment and refinancing by the Company. The amount ultimately subject to repayment and refinancing would depend upon the amount of outstanding senior notes for which the offer to purchase by the Company is accepted by holders. If holders of the senior notes accept such offer, which is in the discretion of such holders, the Company might not have sufficient liquidity to fund the purchase price for such senior notes as required under the Indentures. A refinancing of $4.3 billion would present an extreme, risky and unnecessary financial burden on your Company. The TPG-Axon Group’s assertion that repayment of the Company’s outstanding senior notes, if required, would not materially impact the Company reflects a fundamental misunderstanding of the Company’s business, financial position and operations. However, if the Board takes actions to approve the TPG-Axon Group Nominees that are permitted by the Indentures, such refinancing would not be required.

The Credit Agreement and each of the Indentures are governed by New York law. A 2009 decision of the Delaware Chancery Court, interpreting an indenture governed by New York law, with a change in control provision substantially similar to the provisions in the Credit Agreement and Indentures, ruled that for purposes of the indenture the board of directors had the power to approve the election of stockholder nominees, whose election had been opposed by the board of directors, if the board of directors determined in good faith that the election of one or more of the stockholder nominees would not be materially adverse to the interests of the corporation or its stockholders. The Board has not made a determination with respect to the approval of any of the TPG-Axon Group Nominees. To do so, the Board would seek advice of counsel on its rights and obligations under the Indentures. Your Board would then determine the appropriate factors to take into account in making such decision, and the appropriateness of considering the potential material adverse effect on the Company if the Board does not approve the TPG-Axon Group Nominees and a refinancing is required. Issues relating to the change of control provisions in the Indentures are subject to litigation in Delaware Chancery Court, the results of which could impact the Board’s course of action with respect to these issues. See the section entitled “Legal Proceedings” below for a description of certain claims regarding the change of control provisions in the Indentures.

•

The removal and replacement of a majority of the members of your existing Board as a result of the TPG-Axon Consent Solicitation (regardless of whether the TPG-Axon Group Nominees elected to the Board were approved by the existing Board) would constitute a “change in control” under the employment agreements between the Company and its executive officers, including the employment agreements between the Company and its named executive officers which are described further below in this Consent Revocation Statement. Under each of those employment agreements, if there is a change in control and the executive officer’s employment with us is terminated by us without cause or by the executive officer for good reason, the executive officer would be entitled to receive certain payments and vesting of shares of restricted stock. If the TPG-Axon Group were successful in replacing a majority of the members of the current Board and the new Board subsequently removed the Company’s executive officers, the Company would be required to make significant cash payments to such individuals, including with respect to the named executive officers, as described in further detail in the section entitled “Potential Payments Upon Termination or Change In Control–Summary of Potential Payments upon Termination or Change in Control” below.

•

The removal and replacement of a majority of the members of your existing Board as a result of the TPG-Axon Consent Solicitation (regardless of whether the TPG-Axon Group Nominees elected to the Board were approved by the existing Board) would also constitute a “change in control” under the Company’s incentive plan. Upon a change in control, restricted shares held by all employees, including senior management, would vest under the incentive plan. The standard four-year vesting period of our restricted stock awards serves as a tool for the retention of our employees, including our executive officers. We believe the potential loss of individuals with expertise in the Company’s key operating areas as a result of any accelerated vesting could result in a destruction of value for stockholders.

The current Board has significantly more experience in the exploration and production sector of the oil and gas business than the TPG-Axon Group Nominees generally. Furthermore, the current Board has significant experience in the strategy of developing the Mississippian Lime play, while, to our knowledge, the TPG-Axon Group Nominees have no experience in this important asset of the Company. The following charts support our conclusions (for further information, please also refer to the section entitled “Corporate Governance–Director Qualifications” below).

The Company’s Current Directors

Company Director	Oil and Gas Industry Experience
Tom L. Ward	Over 30 years’ experience in oil and gas exploration and development; a recognized leader in the Mississippian Lime play; Chief Executive Officer and Chairman of the Board of the Company from 2006 to present; prior to 2006, Chief Operating Officer and Co-Founder of Chesapeake Energy; degree in Petroleum Land Management.

Jim J. Brewer	Over 30 years’ experience in the oil and gas industry; Co-Founder and President of J-Brex Company, a private oil and gas and real estate company; degree in geology; member of the Board since 2011.

Everett R. Dobson	Owner of oil and gas properties and experience in oil and gas leasing of interests; member of the Board since 2009.

William A. Gilliland

Managing partner of Gillco Energy, L.P., a private partnership with significant investments in oil and gas assets; significant experience with oil and gas assets in the Austin Chalk, Woodbine, Woodford Shale, and Mississippian Lime formations; member of the Board since 2006.

Daniel W. Jordan	Over 30 years’ experience in the oil & gas industry; officer of Riata Energy, Inc., SandRidge’s predecessor; Founder of Jordan Drilling Fluids, Inc. and Anchor Drilling Fluids USA Inc., the largest privately held North American drilling fluids firm; member of the Board since 2006.

Company Director	Oil and Gas Industry Experience

Roy T. Oliver, Jr.	Long time investor in energy and energy services businesses; Founder and President of U.S. Rig and Equipment, Inc. for over 20 years; member of the Board since 2006.

Jeffrey S. Serota	Senior partner in the Private Equity Group of Ares Management LLC, and management of Ares investments in oil and gas industry; director of EXCO Resources, Inc. an oil and gas exploration company; member of the Board since 2007.

TPG-Axon Group Nominees

The following is based on information contained in the definitive consent statement on Schedule 14A filed by the TPG-Axon Group with the SEC on January 15, 2013.

TPG-Axon Group Nominee	Oil and Gas Experience that is Relevant	Other Energy Experience that Might Be Relevant
Dinakar Singh	No oil and gas exploration and production industry experience.	No other relevant energy experience.

Stephen C. Beasley	Board member since 2010 of BPZ Resources Inc., an oil and gas company with a market capitalization of under $350 million.	Management positions in natural gas pipeline, transportation and gathering system businesses.

Edward W. Moneypenny	Prior to 2001, CFO and director of Oryx Energy Corporation, an oil and gas company.	No other relevant energy experience.

Fredric G. Reynolds	No oil and gas exploration and production industry experience.	No other relevant energy experience.

Peter H. Rothschild	No oil and gas exploration and production industry experience.	Prior to 1996, Investment Banking — Senior Managing Director and Head of Natural Resources Group at Bear Stearns & Co. Inc.

Alan J. Weber	No oil and gas exploration and production industry experience.	No other relevant energy experience.

Dan A. Westbrook	No oil and gas exploration and production industry experience.

Member of the boards of Enbridge Energy Company, an energy distribution company since 2007; Synenco Energy, Inc. a developer of oil sands, from May 2007 to August 2008; and Dapeng LNG - China, a liquefied natural gas importer, from September 2001 to December 2005. Prior experience in management positions at BP plc and Amoco Corporation in liquefied natural gas and other energy businesses in China, Russia and other countries outside the United States.

FOR THE FOREGOING REASONS, YOUR BOARD STRONGLY BELIEVES THAT THE TPG-AXON CONSENT SOLICITATION IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS.

WE URGE STOCKHOLDERS TO REJECT THE TPG-AXON CONSENT SOLICITATION AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE SIGN, DATE AND DELIVER THE ENCLOSED WHITE CONSENT REVOCATION CARD USING THE ENCLOSED PRE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU HAVE SIGNED THE GREEN CONSENT CARD FROM THE TPG-AXON GROUP.

BACKGROUND OF THE TPG-AXON CONSENT SOLICITATION

On November 7, 2012, certain members of the TPG-Axon Group notified the Company of their intent to file for clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with their planned acquisition of stock of the Company.

On November 8, 2012, TPG-Axon sent a public letter to the Board which, among other things, expressed TPG-Axon’s view that the Company should reconstitute the Board, replace the Company’s Chief Executive Officer and engage an advisor to explore strategic alternatives, including a potential sale of the Company.

On November 13, 2012, TPG-Axon filed a beneficial ownership report on Schedule 13D announcing that it had acquired over 5% of the outstanding shares of the Company.

On November 14, 2012, Tom L. Ward, the Company’s Chairman and Chief Executive Officer, and James D. Bennett, the Company’s Chief Financial Officer, met with Dinakar Singh and other representatives of TPG-Axon to discuss the Company’s performance and strategy.

On November 19, 2012, the Board adopted a stockholder rights plan designed to assure that all of the Company’s stockholders receive fair and equal treatment in the event of any proposed takeover of the Company, to guard against tactics to gain control of the Company without paying all stockholders a premium for that control, and to enable all of the Company’s stockholders to realize the long-term value of their investment in the Company. In addition, on November 19, 2012, the Board adopted certain amendments to the Company’s Bylaws, including an amendment requiring any stockholder seeking to have the stockholders authorize or take corporate action by written consent to request that the Board fix a record date and an amendment to provide that the affirmative vote of the holders of a majority of the voting power of the outstanding shares is required for stockholders to amend certain sections of the Bylaws, including those relating to the classification of directors, the number of directors and the filling of vacancies on the Board and newly-created directorships.

On November 30, 2012, TPG-Axon sent a second public letter to the Board, announcing, among other things, that it intended to commence a consent solicitation to (i) amend the Company’s Bylaws to eliminate the classified Board and provide for removal of individual directors with or without cause, and (ii) remove and replace the Company’s current Board.

Also on November 30, 2012, TPG-Axon sent to the Company a request for the Company to set a record date for the TPG-Axon Consent Solicitation and a demand for access to the Company’s stockholder list as of the Record Date.

On December 3, 2012, the Board set December 13, 2012 as the Record Date for the TPG-Axon Consent Solicitation pursuant to the Company’s Bylaws.

On December 6, 2012, TPG-Axon posted soliciting materials to www.shareholdersforsandridge.com and placed a related advertisement in The Oklahoman newspaper.

On December 21, 2012, the Company filed a Current Report on Form 8-K announcing that the Company had received written consents, dated December 19, 2012, from a stockholder of record on the Record Date relating to the proposals by the TPG-Axon Group to (i) amend the Bylaws to eliminate the division of the Company’s Board into classes and to permit the removal of directors by stockholders with or without cause and (ii) remove members of the Board as proposed by the TPG-Axon Group. The Company further announced that, consequently, under Section 228 of the Delaware General Corporation Law, such proposals would become effective if valid, unrevoked consents to such actions signed by the holders of a majority of the shares of the Company’s Common Stock outstanding as of the Record Date are delivered to the Company within 60 days after December 19, 2012.

On December 24, 2012, TPG-Axon sent a third public letter to the Board announcing, among other things, the filing of a lawsuit regarding the written consents received by the Company on December 19, 2012 and its intent to file a preliminary consent solicitation statement with the SEC. In the letter, TPG-Axon also expressed concerns with certain past transactions between the Company and WCT Resources, L.L.C., a limited liability company formed in 2002 and owned by trusts established in 1989 for the benefit of Mr. Ward’s children. Also on December 24, 2012, TPG-Axon Domestic filed a lawsuit against the Company in the Court of Chancery in the State of Delaware asserting that the Company’s determination that the written consents received by the Company on December 19, 2012 began the 60-day period for the delivery of consents was invalid.

On December 26, 2012, the TPG-Axon Group filed a preliminary consent solicitation statement with respect to the TPG-Axon Consent Proposals.

On January 15, 2013, the Company and TPG-Axon Domestic entered into a settlement agreement with respect to the lawsuit filed on December 24, 2012 by TPG-Axon Domestic against the Company in the Court of Chancery in the State of Delaware. As described in the section entitled “Legal Proceedings” below, as part of the settlement, TPG-Axon Domestic and the Company agreed that any written consents delivered to the Company prior to the date on which the TPG-Axon Group files its definitive consent statement with the SEC will not be deemed valid and TPG-Axon Domestic agreed to deliver a signed written consent to the Corporate Secretary of the Company with respect to each of the TPG-Axon Consent Proposals in accordance with the procedures set forth in Section 228 of the Delaware General Corporation Law no later than two business days after the date on which the TPG-Axon Group files its definitive consent statement with the SEC, which signed written consent shall be dated as of the date it is delivered to the Corporate Secretary of the Company.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION STATEMENT

Who is making this solicitation?

Your Board.

What are we asking you to do?

We are asking you to revoke any consent on TPG-Axon Group’s green consent card that you may have delivered in favor of the three proposals described in the TPG-Axon Consent Solicitation and, by doing so, preserve your current Board, which will continue to act in the best interests of the Company and its stockholders. Even if you have not submitted a consent card, we urge you to submit a consent revocation card today.

What is a consent solicitation?

Under Delaware law and our certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

What does the Board recommend?

Your Board strongly believes that the solicitation being undertaken by the TPG-Axon Group is not in the best interests of all of the Company’s stockholders for the reasons described above. Your Board unanimously opposes the solicitation by the TPG-Axon Group and urges stockholders to reject the solicitation and revoke any consent previously submitted.

If I have already delivered a consent, is it too late for me to change my mind?

No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a WHITE Consent Revocation Card, as discussed in the following question.

What is the effect of delivering a consent revocation card?

By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed WHITE Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to the TPG-Axon Group. Even if you have not submitted a consent card, you may submit a consent revocation as described above. Even if you have not submitted a consent card, we urge you to submit a WHITE Consent Revocation Card, as it will help us keep track of the progress of the consent process.

What should I do to revoke my consent?

Mark the “YES, REVOKE MY CONSENT” boxes next to each proposal listed on the WHITE Consent Revocation Card. Then, sign and date the enclosed WHITE Consent Revocation Card and return it TODAY or as soon as possible in the postage-paid envelope provided. It is important that you sign and date the WHITE Consent Revocation Card.

Who is entitled to consent, withhold consent or revoke a previously given consent with respect to the TPG-Axon Consent Proposals?

In accordance with Delaware law and the Company’s Bylaws, the Board has set December 13, 2012 as the Record Date for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the TPG-Axon Consent Solicitation. Only stockholders of record as of the Record Date may execute, withhold or revoke consents with respect to the TPG-Axon Consent Proposals.

When should I return my Consent Revocation Card?

In order for the TPG-Axon Consent Proposals to be adopted, the Company must receive valid, unrevoked consents executed by the holders of a sufficient number of shares of the Company’s Common Stock within 60 days of the earliest-dated consent. On January 16, 2013, the TPG-Axon Group delivered to the Company a signed written consent with respect to each of the TPG-Axon Consent Proposals. Consequently, the TPG-Axon Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Common Stock outstanding as of the Record Date are delivered to the Company no later than March 15, 2013 (which is the last business day in the 60-day period discussed above).

Because the TPG-Axon Consent Proposals could become effective before the expiration of the 60-day period, you should promptly return the WHITE Consent Revocation Card.

What happens if I do nothing?

If you do not execute and send in any green consent card that the TPG-Axon Group sends you, you will effectively be voting AGAINST the TPG-Axon Consent Proposals.

If you have validly executed and delivered a consent that the TPG-Axon Group sent you, doing nothing further will mean that you have consented to the TPG-Axon Consent Proposals. If you have executed and delivered a consent that the TPG-Axon Group sent you, the Board urges you to revoke any such consent previously submitted by executing and delivering the WHITE Consent Revocation Card.

Who should I call if I have questions about the solicitation?

If you have any questions regarding this Consent Revocation Statement or about submitting your WHITE Consent Revocation Card, or otherwise require assistance, please call Innisfree M&A Incorporated toll free at (877) 717-3929 (banks and brokers call collect at (212) 750-5833).

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with Delaware law and the Company’s Bylaws, the Board has set December 13, 2012 as the Record Date for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the TPG-Axon Consent Solicitation. As of the Record Date, there were 491,582,024 shares of the Company’s Common Stock outstanding. Each share of the Company’s Common Stock outstanding as of the Record Date will be entitled to one vote.

Only stockholders of record as of the Record Date are eligible to execute, withhold or revoke consents in connection with the TPG-Axon Consent Proposals. Persons beneficially owning shares of the Company’s Common Stock (but not holders of record), such as persons whose ownership of Common Stock is through a broker, bank, financial institution or other nominee holder, may wish to contact such broker, bank, financial institution or other nominee holder and instruct such person to execute the WHITE Consent Revocation Card on their behalf. Any abstention, failure to vote or broker non-vote will have the same effect as withholding consent from the TPG-Axon Consent Proposals. “Broker non-votes” occur when a broker, bank, financial institution or other nominee holder has not received instructions with respect to a particular matter, such as the TPG-Axon Consent Proposals, and therefore does not have discretionary power to vote on that matter.

Effectiveness of Consents

Under Delaware law stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under Section 228 of the Delaware General Corporation Law, the TPG-Axon Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Company’s Common Stock outstanding as of the Record Date are delivered to the Company within 60 days of the earliest dated consent delivered to the Company.

On January 16, 2013, the TPG-Axon Group delivered to the Company a signed written consent with respect to each of the TPG-Axon Consent Proposals. Consequently, the TPG-Axon Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Common Stock outstanding as of the Record Date are delivered to the Company no later than March 15, 2013 (which is the last business day in the 60-day period discussed above).

Because the TPG-Axon Group’s proposals could become effective before the expiration of the 60-day period discussed above, we urge you to promptly return the WHITE Consent Revocation Card whether or not you signed the green consent card from the TPG-Axon Group.

Effect of WHITE Consent Revocation Card

A stockholder may revoke any previously signed consent by signing, dating and returning to the Company a WHITE Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to the TPG-Axon Group. Stockholders are urged, however, to deliver all consent revocations to the Company c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022. The Company requests that if a revocation is instead delivered to the TPG-Axon Group, a copy of the revocation also be delivered to the Company c/o Innisfree M&A Incorporated at the address set forth above, so that the Company will be aware of all revocations.

Unless you specify otherwise, by signing and delivering the WHITE Consent Revocation Card, you will be deemed to have revoked any prior consent to all of the TPG-Axon Consent Proposals.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your WHITE Consent Revocation Card to the Company or to the TPG-Axon Group or by delivering to the TPG-Axon Group a subsequently dated green consent card that the TPG-Axon Group sent to you.

If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, you should either sign, date and mail the enclosed form of WHITE Consent Revocation Card provided by your bank, broker firm, dealer, trust company or other nominee, or contact the person responsible for your account and direct him or her to execute the enclosed WHITE Consent Revocation Card on your behalf. If your bank, broker firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or internet, instructions will be provided by such person.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO THE TPG-AXON GROUP. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE WHITE CONSENT REVOCATION CARD WHICH ACCOMPANIES THIS CONSENT REVOCATION STATEMENT. IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE WHITE CONSENT REVOCATION CARD WITH RESPECT TO ONE OR MORE OF THE TPG-AXON CONSENT PROPOSALS, THE CONSENT REVOCATION CARD WILL BE USED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO ALL SUCH PROPOSALS.

The Company has retained Innisfree M&A Incorporated to assist in communicating with stockholders in connection with the TPG-Axon Consent Solicitation and to assist in our efforts to obtain consent revocations. If you have any questions regarding this Consent Revocation Statement or about submitting your WHITE Consent Revocation Card, or otherwise require assistance, please call Innisfree M&A Incorporated toll free at (877) 717-3929 (banks and brokers call collect at (212) 750-5833).

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any green consent cards. Instead, you can reject the solicitation efforts of the TPG-Axon Group and/or revoke your consent by promptly completing, signing, dating and returning the enclosed WHITE Consent Revocation Card in the postage-paid envelope provided. Please be aware that if you sign a green card but do not check any of the boxes on the card, you will be deemed to have consented to the TPG-Axon Consent Proposals.

Results of Consent Revocation Statement

The Company intends to retain an independent inspector of elections in connection with the TPG-Axon Consent Solicitation. The Company intends to notify stockholders of the results of the consent solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

SOLICITATION OF CONSENT REVOCATIONS

Cost and Method

The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s consent revocation solicitation (other than salaries and wages of officers and employees), but excluding costs (if any) of litigation related to the solicitation, will be approximately $4,225,000, of which approximately $2,812,500 has been incurred as of the date hereof. The Company may, from time to time, request that certain of its employees perform certain tasks in connection with the solicitation as part of his or her duties in the normal course of his or her employment without any additional compensation for the solicitation. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations by mail, in person or by telephone. The Company will also include copies of all written soliciting material provided to stockholders at www.supportsandridge.com.

The Company has retained Innisfree M&A Incorporated as proxy solicitors, at an estimated fee of $750,000, plus reasonable out-of-pocket expenses incurred on the Company’s behalf, to assist in the solicitation of revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company’s Common Stock.

Innisfree M&A Incorporated has advised the Company that approximately 50 of its employees will be involved in the solicitation of consent revocations on behalf of the Company. In addition, Innisfree M&A Incorporated and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Solicitation

Under applicable regulations of the SEC, each of our directors and certain of our executive officers and other employees may be deemed to be “participants” in this consent revocation solicitation. Please refer to the section entitled “Security Ownership of Certain Beneficial Owners and Management” and to Annex A and Annex B hereto for information about our directors and certain of our executive officers and other employees who may be deemed to be participants in the solicitation. Except as described in this Consent Revocation Statement, there are no agreements or understandings between the Company and any such participants relating to employment with the Company or any future transactions.

Other than the persons described above, no general class of employee of the Company will be employed to solicit stockholders in connection with this consent revocation solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

APPRAISAL RIGHTS

Our stockholders are not entitled to appraisal rights under Delaware law in connection with the TPG-Axon Consent Proposals or this Consent Revocation Statement.

LEGAL PROCEEDINGS

On December 24, 2012, TPG-Axon Domestic filed a complaint against the Company and the members of the Board in the Delaware Court of Chancery (the “TPG-Axon Compliant”). The complaint generally alleges that the Company and the Board improperly interfered with TPG-Axon’s attempt to solicit consents from the Company’s stockholders by declaring that the Company received an initial consent from a stockholder relating to the TPG-Axon Consent Solicitation on December 19, 2012. The complaint seeks declaratory relief providing: (i) that the 60-day period for the solicitation of consents has not yet begun to run; (ii) that such period will not commence until the TPG-Axon Group’s solicitation materials are cleared by the SEC, delivered to the Company’s stockholders, and a first written consent in the definitive form requested by the TPG-Axon Group is delivered to the Company, and (iii) that the Company’s directors breached their fiduciary duties by eliciting the consent. The complaint also seeks injunctive relief enjoining the Company and the Board from taking any further actions to interfere or impede the TPG-Axon Group’s solicitation of consents.

On January 15, 2013, TPG-Axon Domestic and the Company entered into a Settlement Agreement (the “Settlement Agreement”) pursuant to which the parties agreed to settle the TPG-Axon Complaint. As part of the settlement of the TPG-Axon Complaint, TPG-Axon Domestic and SandRidge agreed that any written consents delivered to SandRidge prior to the date on which the TPG-Axon Group files its definitive consent statement with the SEC will not be deemed valid and TPG-Axon Domestic agreed to deliver a signed written consent to the Corporate Secretary of SandRidge with respect to each of the TPG-Axon Consent Proposals in accordance with the procedures set forth in Section 228 of the Delaware General Corporation Law no later than two business days after the date on which the TPG-Axon Group files its definitive consent statement with the SEC, which signed written consent shall be dated as of the date it is delivered to the Corporate Secretary of the Company.

On January 7, 2013, a purported stockholder of the Company named Jerald Kallick filed a complaint against the Company and the members of the Board in the Delaware Court of Chancery. The plaintiff purports to sue on behalf of a class of other stockholders of the Company. The complaint alleges, among other things, that the members of the Board breached their fiduciary duties to the Company’s stockholders in connection with the implementation of and disclosure regarding certain change of control provisions contained in the Company’s Indentures (the “Proxy Puts”) and the Board’s response to the TPG-Axon Consent Solicitation. The complaint seeks declaratory relief providing, among other things, that: (i) the Proxy Puts are invalid and unenforceable, (ii) the 60-day period under Section 228 of the Delaware General Corporation Law for the TPG-Axon Consent Solicitation has not yet commenced, (iii) such 60-day period will not commence until the TPG-Axon Group’s solicitation materials are cleared by the SEC, delivered to the Company’s stockholders, and a first written consent in the definitive form requested by the TPG-Axon Group is delivered to the Company and (iv) the members of the Board breached their fiduciary duties to the Company’s stockholders in connection with the implementation of and public disclosures regarding the Proxy Puts and the Board’s response to the TPG-Axon Consent Solicitation. The complaint also seeks injunctive relief requiring that the members of the Board approve any TPG-Axon Group Nominees elected to the Board pursuant to the TPG-Axon Consent Solicitation in accordance with the requirements of the Indentures, enjoining the members of the Board from taking any further actions to interfere or impede the TPG-Axon Group’s solicitation of consents and requiring the Company and the Board to make corrective disclosures. The plaintiff also seeks monetary damages in addition to seeking other relief. As a result of the Company’s settlement with TPG-Axon Domestic described in the preceding paragraph, the Company believes that the plaintiff’s requests for relief described in clauses (ii) and (iii) above have been rendered moot. The Company believes that the plaintiff’s allegations lack merit and is contesting them vigorously.

CURRENT DIRECTORS OF THE COMPANY

The names of the members of our Board of Directors and certain information concerning each of them as of December 27, 2012, are set forth below.

Class	Name	Age	Position
II	Tom L. Ward	53	Chairman and Chief Executive Officer
I	Jim J. Brewer	53	Director
III	Everett R. Dobson	53	Director
I	William A. Gilliland	74	Director
III	Daniel W. Jordan	56	Director
II	Roy T. Oliver, Jr.	60	Director
I	Jeffrey S. Serota	46	Director

Tom L. Ward. Mr. Ward has served as our Chairman and Chief Executive Officer since June 2006 and as our President from December 2006 until January 2011. Prior to joining the Company, he served as director, President and Chief Operating Officer of Chesapeake Energy Corporation from the time he co-founded the company in 1989 until February 2006. From February 2006 until June 2006, Mr. Ward managed his private investments. Mr. Ward graduated from the University of Oklahoma with a Bachelor of Business Administration in Petroleum Land Management.

Mr. Ward’s deep expertise in oil and gas as well as his senior management experience and background in investing and capital management enable him to provide valuable perspectives to the Board. For further information, please also refer to the section entitled “Corporate Governance–Director Qualifications” below.

Jim J. Brewer. Mr. Brewer was appointed as a director of SandRidge Energy, Inc. in 2011. Mr. Brewer, a geologist, has almost 30 years of experience in the oil and gas business. In 1987, Mr. Brewer co-founded J-Brex Company, a private oil and gas and real estate company, of which he is the President. He co-founded Energynet.com, a large on-line oil and gas property auction service in 1999, and currently serves on its board of directors. Mr. Brewer has degrees in geology and mathematics from West Texas State University.

As the co-founder of two oil and gas companies, Mr. Brewer brings a wealth of knowledge regarding the industry as well as management experience, including expertise in financial reporting and internal control, which help guide the Board in setting the Company’s strategic direction. For further information, please also refer to the section entitled “Corporate Governance–Director Qualifications” below.

Everett R. Dobson. Mr. Dobson was appointed as a director of SandRidge Energy, Inc. in 2009. Since 2012, he has served as Chief Executive Officer of Dobson Technologies, a private landline, fiber optic and data storage business. From November 2003 to 2012, he also served as Chairman for Dobson Technologies. The founder of Dobson Communications Corporation, a telecommunications company listed on NASDAQ until its 2007 sale, Mr. Dobson served as its Chairman and Chief Executive Officer from 1996 until 2005 and as its Executive Chairman from 2005 until 2007, when the company was sold. Mr. Dobson holds a Bachelor of Arts degree in Economics from Southwestern Oklahoma State University and has served on its Foundation Board of Directors since 1991.

Mr. Dobson’s experience as a public company director and CEO has played an invaluable role in assisting the Board as it makes strategic decisions regarding the long-term direction of the Company. Mr. Dobson has also had direct involvement with oil and gas drilling on his property and has negotiated terms and conditions of surface damages with some of the largest drilling firms in the United States. For further information, please also refer to the section entitled “Corporate Governance–Director Qualifications” below.

William A. Gilliland. Mr. Gilliland was appointed as a director of SandRidge Energy, Inc. in 2006. Mr. Gilliland has served as managing partner of several personal and family investment partnerships, including

Gillco Energy, L.P. and Gillco Investments, L.P., since April 1999. Prior to this, Mr. Gilliland was the founder, Chairman, Chief Executive Officer and President of Cross-Continent Auto Retailers, Inc. Mr. Gilliland holds a Bachelor of Business Administration from North Texas State University.

Mr. Gilliland has significant experience with oil and gas wells in the Austin Chalk, Woodbine, Woodford Shale, and Mississippian Lime formations. Mr. Gilliland owns interests in nine drilling rigs and several gathering and processing facilities serving more than 200 producing wells. Mr. Gilliland’s senior management positions at multiple companies, coupled with his expertise in the oil and gas industry, enable him to make important contributions in setting the strategic direction for SandRidge. For further information, please also refer to the section entitled “Corporate Governance–Director Qualifications” below.

Daniel W. Jordan. Mr. Jordan was appointed as a director of SandRidge Energy, Inc. in 2006. Mr. Jordan served as a director and Vice President of Lariat Compression Company from August 2003 to September 2005. From October 2005 through August 2006, Mr. Jordan served as Vice President, Business of Riata Energy, Inc., our predecessor. Since September 2006, Mr. Jordan has been involved in private investments. Prior to becoming a director of the Company, Mr. Jordan founded Jordan Drilling Fluids, Inc. and served as its Chairman, President and Chief Executive Officer from March 1984 to July 2005. Mr. Jordan sold Jordan Drilling Fluids, Inc. and its wholly owned subsidiary, Anchor Drilling Fluids USA Inc., in July 2005. At that time, Anchor Drilling Fluids USA Inc. was the largest privately held North American drilling fluids firm.

Mr. Jordan’s leadership roles at SandRidge as well as other oil and gas concerns enable him to provide important insights and expertise to the Board in making decisions regarding long-term value creation at the Company. For further information, please also refer to the section entitled “Corporate Governance–Director Qualifications” below.

Roy T. Oliver, Jr. Mr. Oliver was appointed as a director of SandRidge Energy, Inc. in 2006. Mr. Oliver has served as President of R.T. Oliver Investments, Inc., a diversified investment company with interests in energy, energy services, media and real estate, since August 2001. The company presently owns the largest portfolio of class A office properties in Oklahoma. He has served as Chairman and President of Valliance Bank, N.A. since August 2004. He founded U.S. Rig and Equipment, Inc. in 1980 and served as its President until its assets were sold in August 2003. Mr. Oliver is a graduate of the University of Oklahoma with a Bachelor of Business Administration degree. He serves on The University of Oklahoma Michael F. Price College of Business Board of Advisors.

As an investor in the energy, media and real estate industries, Mr. Oliver offers critical perspectives to the Board in determining how to maximize value for stockholders. Mr. Oliver owned the largest fleet of privately held drilling rigs in the United States during the 1980s. For further information, please also refer to the section entitled “Corporate Governance–Director Qualifications” below.

Jeffrey S. Serota. Mr. Serota was appointed as a director of SandRidge Energy, Inc. in 2007. He has served as a Senior Partner in the Private Equity Group of Ares Management LLC, an alternative asset investment firm, since September 1997. Prior to joining Ares, Mr. Serota worked at Bear Stearns from March 1996 to September 1997, where he specialized in providing investment banking services to financial sponsor clients of the firm. He currently serves on the board of directors of EXCO Resources, Inc. and WCA Waste Corporation and previously served on the boards of directors of Douglas Dynamics, Inc. and Lyondell Bassell, N.V. Mr. Serota received a Bachelor of Science degree in Economics from the University of Pennsylvania’s Wharton School of Business and received a Master of Business Administration degree from UCLA’s Anderson School of Management.

Mr. Serota’s experience as an investor, along with his current and prior roles as a director of several public companies, aids the Board making important strategic decisions. For further information, please also refer to the section entitled “Corporate Governance–Director Qualifications” below.

CORPORATE GOVERNANCE

Board Structure

Our Board of Directors currently consists of seven directors and is divided into three classes as provided in our Certificate of Incorporation and Bylaws. Stockholders elect a portion of our Board of Directors each year. Class I directors’ terms will expire at the annual meeting of stockholders to be held in 2013, Class II directors’ terms will expire at the annual meeting of stockholders to be held in 2014 and Class III directors’ terms will expire at the annual meeting of stockholders to be held in 2015. Currently, the Class I directors are Jim J. Brewer, William A. Gilliland and Jeffrey S. Serota; the Class II directors are Tom L. Ward and Roy T. Oliver, Jr.; and the Class III directors are Daniel W. Jordan and Everett R. Dobson. At each annual meeting of stockholders, the stockholders elect a successor to each of the directors whose term expires on the date of the meeting, or re-elect each such director, with each successor or re-elected director to serve from the time of election until the third annual meeting following election.

Our Bylaws also provide that the authorized number of directors that shall constitute the whole Board of Directors may be changed by resolution duly adopted by the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Vacancies and newly created directorships may be filled by the affirmative vote of a majority of directors then in office, even if such number is less than a majority of the authorized number of directors.

Leadership Structure

As permitted by the Company’s Bylaws, Mr. Ward currently serves as both Chairman and Chief Executive Officer of the Company, and the Board of Directors has not appointed a lead independent director. The Board of Directors believes this is the most appropriate leadership structure for the Company at this time.

Mr. Ward’s service as the Board’s Chairman allows the Board to act efficiently and effectively to best serve the interests of the Company’s stockholders and the Company as a whole. The Chief Executive Officer bears primary responsibility for managing the day-to-day business of the Company, and he is best suited to bring key business issues and stockholders’ interests to the attention of the Board. The Board believes that by holding both of these roles, Mr. Ward is able to serve as an effective bridge between the Board and management, providing the Board with a thorough understanding of the Company and its business and fostering an open dialogue between the Board and senior management. In addition, the Board believes Mr. Ward has been able to give the Company united leadership for executing strategic initiatives and meeting challenges.

The Board follows sound corporate governance practices to ensure its independence and effective functioning, as described in detail below. Most importantly, except for Mr. Ward, the Board is composed entirely of independent directors. The independent directors meet in a scheduled executive session without Mr. Ward present at every regular meeting of the Board. In addition, each of the Board’s committees is composed entirely of independent directors, which means that oversight of critical issues such as the integrity of the Company’s financial statements, Chief Executive Officer and senior management compensation, and Board evaluation and selection of directors is entrusted to independent directors.

Risk Oversight

The Board of Directors is generally responsible for overseeing management of the various operational, financial, accounting, legal and human resources-related risks faced by the Company. The Board fulfills this responsibility by requesting and reviewing reports and presentations from management regarding such risks, including, among other things: risks with respect to oil and natural gas production; reserve engineering; the maintenance of oil and natural gas leases; the concentration of the Company’s operations and assets;

environmental, health and safety matters; information technology; insurance coverage; physical security of assets; the creditworthiness of counterparties; the Company’s liquidity status with respect to applicable financial covenants; public disclosures; litigation and governance matters; and compensation-related risks. The Board also periodically reviews the Company’s derivative trading strategy, which is intended to mitigate risks associated with changes in commodities prices. In addition, the Audit Committee oversees the implementation and effectiveness of the Company’s compliance program, and reviews specific financial and legal matters as requested by the full Board from time to time. The Company’s general counsel reports directly to the Audit Committee on compliance program matters. The general counsel and other senior executives periodically report to the Audit Committee and the Board on other operational, financial, legal, and human resources-related risks as they may arise from time to time. Further, in reviewing the Company’s compensation programs and policies, the Compensation Committee considers risks that may be created by such programs.

Director Qualifications

The Nominating and Governance Committee has the responsibility under its charter to recommend nominees for election to the Board of Directors. Rather than maintaining a formal list of minimum qualifications in making its identification, evaluation and recommendation of nominees, the Nominating and Governance Committee considers the entirety of each candidate’s credentials, including relevant skills and experience, independence under applicable SEC and NYSE standards, business judgment, service on the boards of directors of other companies, personal and professional integrity, openness and ability to work as part of a team, willingness to commit the required time to serve as a Board member, and familiarity with the Company and its industry.

The Board believes that each of its directors understands fully the responsibilities of service as a director and the governance requirements applicable to public companies resulting from the orientation and ongoing education provided by the Company’s general counsel, their service on the boards of directors of other public companies and their involvement as directors in initial public offerings, including that of the Company.

In identifying, nominating and approving of director candidates, the Nominating and Governance Committee and the Board also believe the Board, as a whole, should have:

•	significant senior management experience;

•

experience overseeing public company financial management matters, including expertise in financial reporting and internal controls, which experience and expertise are essential to the Company’s ability to comply with its many and complex financial reporting responsibilities;

•	substantial experience in varied facets of the oil and natural gas industry to deal most effectively with its vendors, peers and downstream counterparties; and

•	a background in investing and capital raising activities, which the Board believes is made necessary by the Company’s growth profile.

The Nominating and Governance Committee, in recommending director candidates, considers diversity based on the extent to which a candidate’s experiences in the areas described above differ from those of the other members of the Board. A candidate is nominated only if the Nominating and Governance Committee believes the combination of the candidate’s experiences will bring a unique perspective to Board deliberations and the oversight of the Company’s affairs.

As a result of the experiences of its individual members detailed below, the Nominating and Governance Committee and the Board believe that the Board, as a whole, has the following qualifications and experience valued by them.

Significant senior management experience	Mr. Ward	Chief Executive Officer of the Company and former director, President and Chief Operating Officer of Chesapeake Energy Corporation

	Mr. Brewer	Co-founder and President of J-Brex Company and co-founder and director of Energynet.com

	Mr. Dobson	Former Chairman and Chief Executive Officer of Dobson Communications Corporation

	Mr. Gilliland	Former Chairman, Chief Executive Officer and President of Cross-Continent Auto Retailers, Inc.

	Mr. Jordan	Former Vice President, Business of Riata Energy, Inc., former director and Vice President of Lariat Compression Company, and former Chairman, Chief Executive Officer and President of Jordan Drilling Fluids, Inc.

	Mr. Oliver	President of R.T. Oliver Investments, Inc., Chairman and President of Valliance Bank, N.A., former President of U.S. Rig and Equipment, Inc. and former director of Grey Wolf, Inc.

Experience overseeing public company financial management matters, including expertise in financial reporting and internal control	Mr. Brewer	Co-founder and President of J-Brex Company
	Mr. Dobson	Former Chairman and Chief Executive Officer of Dobson Communications Corporation
	Mr. Serota	Current member of Audit Committee of Board of Directors of EXCO Resources, Inc.
Substantial experience in varied facets of the oil and natural gas industry	Mr. Ward	Senior positions in exploration and production companies, including as Chief Executive Officer and President of the Company and former director, President and Chief Operating Officer of Chesapeake Energy Corporation

	Mr. Brewer	Senior positions in oil and natural gas related businesses, including as President of J-Brex Company and director of Energynet.com

	Mr. Gilliland	Manager of Gillco Energy, L.P., an oil and natural gas exploration and production company

	Mr. Jordan	Senior positions in oil and natural gas services and exploration and production companies, including as former Vice President, Business of Riata Energy, Inc., former director and Vice President of Lariat Compression Company, and former Chairman, Chief Executive Officer and President of Jordan Drilling Fluids, Inc.

	Mr. Oliver	Former President of U.S. Rig and Equipment, Inc. and former director of Grey Wolf, Inc., drilling rig companies

	Mr. Serota	Current director of an exploration and production company, EXCO Resources, Inc.

Background in investing and capital raising activities	Mr. Ward	Chief Executive Officer and President of the Company and former director, President and Chief Operating Officer of Chesapeake Energy Corporation

	Mr. Dobson	Former Chairman and Chief Executive Officer of Dobson Communications Corporation and Chairman of Investment Committee of Southwestern Oklahoma State University Foundation

	Mr. Gilliland	Manager of Gillco Energy, L.P. and Gillco Investments, L.P., and former Chairman, Chief Executive Officer and President of Cross-Continent Auto Retailers, Inc.

	Mr. Oliver	President of R.T. Oliver Investments, Inc., a diversified investment company with interests in energy, energy services, media and real estate, and Chairman and President of Valliance Bank, N.A.

	Mr. Serota	Senior Partner in the Private Equity Group of Ares Management LLC, an independent Los Angeles-based investment firm, former vice president in the Investment Banking Department of Bear, Stearns & Co., and former employment with Dabney/Resnick, Inc., a boutique investment bank, where Mr. Serota specialized in merchant banking and capital raising activities for middle market companies and had primary responsibility for the firm’s bridge financing activities

Director Independence

The Board of Directors has determined that Messrs. Brewer, Dobson, Gilliland, Jordan, Oliver and Serota have no material relationships with the Company other than as directors and stockholders of the Company and are “independent” for purposes of the NYSE listing standards. In making these determinations, the Board considered all relevant facts and circumstances that could affect such person’s exercise of independent judgment in carrying out the responsibilities of a director. The Board determined that Mr. Dobson’s interest in the transaction between the Company and the Oklahoma City Thunder, whereby the Company has agreed to be a corporate sponsor for the team and purchase a suite license from the team, is not material because Mr. Dobson’s minority ownership interest in the team is relatively small in value compared to his other business interests and the value derived by the Company pursuant to the sponsorship arrangement. The Board also determined that the lease between an entity that is partially owned by Mr. Oliver and the Company is not material because of its relatively small value compared to Mr. Oliver’s other business interests and the Company’s overall facilities costs. Please see “Related Party Transactions” for a more detailed discussion of these transactions. The Board of Directors additionally has determined that all Audit Committee members meet the independence requirements for audit committee members set forth in Rule 10A-3 under the Exchange Act.

Director Attendance at Meetings of the Board of Directors and Stockholder Meetings

The Board of Directors held 17 meetings during 2012, and each of the directors attended at least 75% of the meetings, except for Mr. Serota who attended 11 meetings.

Our non-management directors, all of whom are independent, meet in an executive session at each regularly scheduled Board of Directors meeting. The role of presiding director at each such meeting is rotated among the non-management directors.

The Board of Directors encourages interaction with stockholders and recognizes that annual meetings of the stockholders provide a venue where stockholders can access and interact with our directors. Accordingly, while we do not have a policy requiring our directors to attend annual meetings of the stockholders, each member of the Board of Directors is encouraged to attend the meetings. All of our directors attended the 2011 and 2012 annual meetings of the stockholders.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. Members of each committee are elected by the Board of Directors and serve until their successors are elected and qualified. Each of the committees of the Board of Directors has adopted a charter consistent with the rules of the NYSE, all of which can be found in the corporate governance section of our website at http://www.sandridgeenergy.com.

Audit Committee. The Audit Committee, which currently consists of Messrs. Brewer, Dobson and Serota, oversees and reports to the Board of Directors on various auditing and accounting-related matters, including the maintenance of the integrity of our financial statements, reporting process and internal controls; the selection, evaluation, compensation and retention of our independent registered public accounting firm; the performance of internal audit; legal and regulatory compliance, including our disclosure controls and procedures; and oversight over our risk management policies and procedures. Mr. Dobson serves as chairman of this committee and has been determined by our Board of Directors to be an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee met four times during 2012, and each member of the committee at that time attended at least 75% of all of the meetings held during this period, except for Mr. Serota who attended two meetings.

Nominating and Governance Committee. The Nominating and Governance Committee, which consists of Messrs. Oliver and Jordan, advises the Board of Directors and makes recommendations regarding appropriate corporate governance practices; assists the Board of Directors with the identification and nomination of individuals qualified to become members of the Board of Directors; and maintains a succession plan for our Chief Executive Officer. Mr. Oliver serves as the chairman of this committee. The Nominating and Governance Committee met once during 2012 and each member of the committee attended the meeting.

The Nominating and Governance Committee has the responsibility under its charter to recommend nominees for election to the Board of Directors. In considering candidates for the Board of Directors, the Nominating and Governance Committee considers the qualifications described in the section entitled “Corporate Governance–Director Qualifications” above. The Nominating and Governance Committee equally considers candidates for the Board of Directors recommended from any reasonable source, including from any search firm engaged by the committee or from stockholders, provided the procedures set forth below are followed by stockholders who want to make recommendations to the committee.

With respect to the nomination of directors at an annual meeting, the Nominating and Governance Committee will consider stockholder recommendations that are received by the Company’s Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102 by December 31 of the year preceding the meeting for which the nomination is made.

A stockholder recommendation should set forth (i) the name and address of and number of shares of Common Stock owned by the recommending stockholder, (ii) information relating to the recommended candidate that would be required to be disclosed in a solicitation of proxies for the election of the candidate pursuant to Regulation 14A under the Exchange Act, (iii) a description of all agreements related to the nomination among the recommending stockholder, recommended candidate or other persons, and (iv) any other information the recommending stockholder believes would be useful in informing the committee’s decision making.

In addition to making recommendations of director nominees to the Nominating and Governance Committee, stockholders may make director nominations or proposals at any annual meeting of the stockholders, provided they comply with the requirements set forth in our Bylaws and, for their nominations and proposals to be included in a proxy statement delivered by us, with Regulation 14A of the Exchange Act. See “Stockholder Proposals and Nominations” below.

Compensation Committee. The Compensation Committee, which currently consists of Messrs. Brewer, Gilliland and Jordan, establishes all compensation for our executive officers and reviews and makes recommendations with respect to our incentive compensation and benefit plans. Mr. Jordan serves as chairman of the committee. The Compensation Committee met two times during 2012, and each member of the committee at that time attended each of the meetings held during the period.

In 2012, the Compensation Committee directly retained the services of an independent compensation consulting firm, Longnecker & Associates (“Longnecker”), to perform comparative analyses of compensation paid by exploration and production companies that compete with us in the labor and capital markets. No member of the Compensation Committee or named executive officer has any affiliation with Longnecker. The committee periodically seeks input from Longnecker on a range of external market factors, including evolving compensation and market trends, appropriate comparison companies and market survey data. Longnecker’s analysis and recommendations are discussed further in the Compensation Discussion and Analysis below.

Compensation Committee Interlocks and Insider Participation

During 2012, the Compensation Committee consisted of Messrs. Gilliland, Jordan and Oliver, none of whom was an employee of the Company during 2012 or has ever been an officer of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

Corporate Governance Guidelines and Communications with Directors

Our Board of Directors has adopted corporate governance guidelines that define those governance practices of the Board that are not included in our Bylaws. Our Board of Directors has also adopted a Code of Business Conduct and Ethics, which contains general guidelines for conducting our business and applies to all of our officers, directors and employees, and a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer and Senior Vice President — Accounting. Our corporate governance guidelines and codes can be found in the corporate governance section of our website at http://www.sandridgeenergy.com.

Any stockholder or other interested party who desires to communicate with the Board of Directors, individual directors or committees of the Board of Directors may do so at any time by submitting his or her comments, questions or concerns, in writing by mail addressed to our Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102. A stockholder or other interested party should clearly indicate on the envelope the director or directors who are the intended recipients of the communication.

All such communications received by the Corporate Secretary will be forwarded to the director designated on the envelope. The Corporate Secretary will not filter out any such communications except for communications related to solicitation for products or services and items of a personal nature that are not relevant to a person’s status as a stockholder. All communications designated for the Board of Directors will be forwarded to the Chairman of the Board of Directors. All communications designated for a particular committee of the Board of Directors will be forwarded to the chairman of that committee.

EXECUTIVE OFFICERS

Set forth below is information regarding each of our executive officers as of December 27, 2012:

Name	Age	Position
Tom L. Ward	53	Chairman and Chief Executive Officer
Matthew K. Grubb	49	President and Chief Operating Officer
James D. Bennett	43	Executive Vice President and Chief Financial Officer
Rodney E. Johnson	55	Executive Vice President – Corporate Reserves and Acquisitions and Divestures
Todd N. Tipton	57	Executive Vice President – Exploration
David C. Lawler	44	Executive Vice President – Operations
Wayne C. Chang	51	Senior Vice President – Midstream
Randall D. Cooley	58	Senior Vice President – Accounting
Philip T. Warman	42	Senior Vice President, General Counsel and Corporate Secretary
Kevin R. White	55	Senior Vice President – Business Development
Mary L. Whitson	51	Senior Vice President – Corporate and Human Resources

Tom L. Ward. Mr. Ward has served as our Chairman and Chief Executive Officer since June 2006 and was our President from December 2006 until January 2011. Biographical information about Mr. Ward can be found above under the heading “Current Directors of the Company.”

Matthew K. Grubb. Mr. Grubb has served as our President since January 2011 and as our Chief Operating Officer since June 2007. Prior to this, he served as our Executive Vice President – Operations since August 2006. Mr. Grubb was employed by Samson Resources beginning in 1995 and served as Division Operations Manager of East Texas and Southeast U.S. Regions for Samson Resources from 2002 through July 2006. Mr. Grubb earned a Bachelor of Science degree in Petroleum Engineering in 1986 and a Master of Science degree in Mechanical Engineering in 1988, both from Texas A&M University.

James D. Bennett. Mr. Bennett has served as our Executive Vice President and Chief Financial Officer since January 2011. From 2010 until he joined the Company, he was Managing Director for White Deer Energy, a private equity fund focused on the exploration and production, oilfield service and equipment, and midstream sectors of the oil and gas industry. From 2006 to December 2009, he was a Managing Director at GSO Capital Partners L.P. Mr. Bennett graduated with a Bachelor of Business Administration degree with a major in Finance from Texas Tech University in 1993. Mr. Bennett has served on the board of directors of the general partner of Cheniere Energy Partners L.P. and PostRock Energy Corporation.

Rodney E. Johnson. Mr. Johnson has served as Executive Vice President – Corporate Reserves and Acquisitions and Divestures since September 2012. Mr. Johnson joined us as Vice President of Reservoir Engineering in January 2007 and was promoted to Senior Vice President – Reservoir Engineering in June 2007 and then to Executive Vice President – Reservoir Engineering in January 2009. Previously, he served as Manager of Reservoir Engineering over Texas and Louisiana Regions for Chesapeake Energy Corporation from October 2003 through December 2006. Prior to that, Mr. Johnson was Manager of Technology for Aera Energy LLC (a joint venture of Exxon Mobil Corporation and Royal Dutch Shell plc) where he held positions of increasing importance from 1996 through September 2003. Mr. Johnson graduated from Wichita State University in 1980 with a Bachelor of Science degree in Mechanical Engineering. He has been a registered Professional Engineer since 1988.

Todd N. Tipton. Mr. Tipton joined us as Executive Vice President – Exploration in September 2006. Prior to this, he was Exploration Manager of the Western Division from 2001 through August 2006 for Devon Energy Corporation. He received a Bachelor degree in Geology from The State University of New York at Buffalo in 1977 and completed an executive development program at The Johnson Graduate School of

Management at Cornell University. Mr. Tipton is a member of the Rocky Mountain Association of Geologists and a member of the Independent Petroleum Association of Mountain States.

David C. Lawler. Mr. Lawler joined us as Executive Vice President – Operations in August 2011. Prior to joining the Company, Mr. Lawler served as Chief Executive Officer and President of PostRock Energy Corporation and its predecessor entities since August 2008 after having served as Chief Operating Officer of PostRock Energy Corporation’s predecessor entities from May 2007 through August 2008. Prior to that, Mr. Lawler was employed by Shell Exploration & Production Company from May 1997 to May 2007 in roles of increasing responsibility, most recently as Engineering and Operations Manager for multiple assets along the U.S. Gulf Coast. Mr. Lawler graduated from the Colorado School of Mines in 1990 with a Bachelor of Science degree in Petroleum Engineering and earned his Master of Business Administration degree from Tulane University in 2003.

Wayne C. Chang. Mr. Chang joined us as Vice President – Midstream in February 2007 and was promoted to Senior Vice President – Midstream in January 2009. Mr. Chang most recently served as the Director of Producer Services for Enogex, Inc., the largest gas gatherer and intrastate transporter of gas in the State of Oklahoma. Prior to this, he worked for diversified oil and gas companies such as Conoco Inc., Phillips Petroleum Company and Chesapeake Energy Corporation focusing on the midstream sector. Mr. Chang graduated from the University of Oklahoma with a Bachelor of Science Degree in Chemical Engineering in 1984.

Randall D. Cooley. Mr. Cooley joined us as Vice President – Accounting in November 2006, upon our acquisition of NEG Oil & Gas LLC and was promoted to Senior Vice President – Accounting in January 2008. Prior to joining the Company, Mr. Cooley served as the senior financial officer with National Energy Group, Inc., having held the position of Vice President and Chief Financial Officer from March 2003 to November 2006. Mr. Cooley earned a Bachelor of Science in Business Administration, with a major in Accounting, from the University of Southern Mississippi in 1978 and is a Certified Public Accountant.

Philip T. Warman. Mr. Warman joined us as Senior Vice President and General Counsel in August 2010. He also serves as our Corporate Secretary. Prior to joining the Company, Mr. Warman was the Associate General Counsel for SEC and finance matters for Spectra Energy Corporation from January 2007 through July 2010. From 1998 through 2006 he practiced law as a corporate finance attorney with Vinson & Elkins, LLP in Houston, Texas. Mr. Warman earned a Bachelor of Science in Chemical Engineering from the University of Houston in 1993 and graduated from the University of Texas School of Law in 1998.

Kevin R. White. Mr. White joined us as Senior Vice President – Business Development in January 2008. Prior to joining the Company, he worked for six years as a consultant in the oil and gas industry. Mr. White served as Executive Vice President of Corporate Development and Strategic Planning for Louis Dreyfus Natural Gas Corp. from 1993 until the company was sold in 2001. He attended Oklahoma State University, receiving his Bachelor of Science degree in Accounting in 1979 and a Master of Science degree in Accounting and his Certified Public Accountant qualification in 1980.

Mary L. Whitson. Ms. Whitson has served as our Senior Vice President – Corporate and Human Resources since June 2011 and had previously served as our Senior Vice President – Human Resources since September 2006. Ms. Whitson was the Vice President – Human Resources for Chesapeake Energy Corporation through August 2006, where she held human resources management positions of increasing responsibility for more than eight years. She attended Oklahoma State University and received a Bachelor of Science degree from the University of Central Oklahoma in 1996.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (1) provides an overview of our compensation policies and programs; (2) explains our compensation objectives and practices with respect to our executive officers; and (3) summarizes the elements of compensation for each of the individuals identified in the following table, whom we refer to in this Compensation Discussion and Analysis as our “named executive officers.” The discussion contained in this section is for the year ended December 31, 2012, as presented in the Summary Compensation Table and other tables in the sections under and following the heading “Summary Compensation” below.

Name	Principal Position
Tom L. Ward	Chairman and Chief Executive Officer
Matthew K. Grubb	President and Chief Operating Officer
James D. Bennett	Executive Vice President and Chief Financial Officer
Todd N. Tipton	Executive Vice President – Exploration
Rodney E. Johnson	Executive Vice President – Reservoir Engineering

Overview

We believe a strong, experienced senior management team is necessary to execute our business plan. Accordingly, our compensation philosophy reflects our need to attract, retain and motivate top talent to maintain our position as an employer of choice in the oil and gas industry. Our competitive compensation package allows us to strategically and opportunistically attract executive officers by offering competitive cash compensation packages and the potential of returns that can be achieved through equity ownership, evidenced by the fact that all of our named executive officers joined us during periods of intense competition for experienced exploration and production company executives. Moreover, our Company has undertaken transformative transactions during the past year in a highly competitive marketplace and must continue to rely on a highly qualified and talented team to execute on its business plan. As the Company continues to pursue its strategy of expanding its operations in the Mississippian play, we believe a competitive compensation program is imperative to the retention of our management team and will continue to create value for our Company and stockholders through the continuity we maintain in our leadership and operations.

Philosophy

As illustrated in the table below, our philosophy for compensating executive officers, including our named executive officers, is to employ measured amounts of various types of compensation to achieve multiple and varied objectives.

Compensation Element	General Objectives	Key Features
Base Salary	Provide a fixed level of cash compensation for performing day-to-day responsibilities	Salary levels are intended to be competitive with our peers, while aligned with individual responsibilities and performance.

Cash Bonus Awards	Reward near-term operational and financial performance	Discretionary payments are intended to be competitive with our peers, while aligned with individual responsibilities and performance.

Compensation Element	General Objectives	Key Features
Long-Term Incentives	Align executives’ compensation with interests of stockholders, encourage retention and reward long-term operational and financial performance	Annual and semi-annual restricted stock grants vest ratably over four years.

Health, Welfare and Retirement Benefits	Maintain a competitive position in terms of attracting and retaining executives	Participation in health, welfare and 401(k) plans is on the same terms for all employees. Non-qualified deferred compensation plan is available to executives and certain other eligible employees.

Perquisites	Maintain a competitive position in terms of attracting and retaining executives though not intended to represent a significant role in total compensation	Includes benefits that allow our executives to work more efficiently and provide for their well-being, including air travel for certain of our named executive officers and some personal security services and accounting support for our Chief Executive Officer.

Additionally, we have entered into written employment agreements with each of our executive officers, including each named executive officer, to help ensure the retention of these individuals in a highly competitive marketplace.

Process

As further discussed below, Mr. Ward and our Senior Vice President – Corporate and Human Resources participate actively in the evaluation, design and administration of our compensation program for all of our executive officers, including the named executive officers. Mr. Grubb and Mr. Bennett participate in making recommendations regarding, and administering, the program for executive officers other than the named executive officers.

The Compensation Committee typically reviews the components of our executive officer compensation program on a semi-annual basis, in December and June of each year, and approves adjustments as it deems appropriate. For 2012, the Compensation Committee directly retained the services of an independent compensation consulting firm, Longnecker, to perform comparative analyses of compensation paid by exploration and production companies that compete with us in the labor and capital markets. No member of the Compensation Committee or any named executive officer has any affiliation with Longnecker. In addition, the Compensation Committee has evaluated the independence of Longnecker, including under factors specified in Rule 10C-1 under the Exchange Act, and concluded that Longnecker is independent of management and that services it has performed for the committee do not present a conflict of interest. The committee periodically seeks input from Longnecker on a range of external market factors, including evolving compensation and market trends, appropriate comparison companies and market survey data.

Our Senior Vice President – Corporate and Human Resources works with the Compensation Committee and Longnecker to establish an agenda and prepare meeting materials for each meeting during which the committee reviews the compensation of our executive officers. Mr. Ward and our Senior Vice President – Corporate and Human Resources typically attend and participate in all or a portion of each Compensation Committee meeting, depending on the nature of the matters to be discussed. For the December 2011 and June and December 2012 compensation reviews, and taking into account the input of Messrs. Grubb and Bennett, Mr. Ward provided his recommendations regarding each element of executive officer compensation at the same time Longnecker provided its analysis. After receiving recommendations and analysis from Mr. Ward and Longnecker and considering the totality of the information provided, including its assessment of Company and individual performance, the Compensation Committee determined appropriate adjustments to our executives’ compensation.

Peer Company Comparison

Our Compensation Committee recognizes that the amount of compensation we provide to our executive officers must be competitive in the marketplace and believes that industry trends should be considered when assessing the forms and amounts of compensation provided to our executive officers. To ensure the Company’s compensation practices are competitive, the committee takes into account the levels of compensation paid to executives in comparative positions in our industry when determining the compensation to be paid to our executive officers. The committee does not, however, target or benchmark a specific percentile or range of percentiles, when compared to pay at such other companies, for any element of any executive officer’s compensation or any executive’s compensation as a whole.

For the purpose of the Compensation Committee’s review of compensation paid to our executive officers in 2012, the committee reviewed information assembled by Longnecker, which consisted of the executive compensation programs of the following companies:

Mid-sized Peer Companies	Large Peer Companies
Continental Resources, Inc.	Anadarko Petroleum Corporation
Denbury Resources Inc.	Apache Corporation
Energen Corporation	Chesapeake Energy Corporation
EQT Corporation	Devon Energy Corporation
Linn Energy, LLC	EOG Resources, Inc.
Newfield Exploration Company	Noble Energy, Inc.
Pioneer Natural Resources Company
Plains Exploration & Production Company
Range Resources Corporation
Southwestern Energy Company
Ultra Petroleum Corp.
Whiting Petroleum Corporation

We refer to the companies whose compensation program information was used by the Compensation Committee collectively as our “Peer Companies.”

We believe we must recruit and retain executive officers with significant and diverse experience and skills to properly execute our business plan. In order to compete with larger Peer Companies (two of which are also headquartered in Oklahoma City) for appropriately qualified officers who are capable of handling a high degree of responsibility, we often pay compensation levels that are greater than those of mid-sized Peer Companies with total revenues comparable to ours. With the advice of Longnecker, our Compensation Committee may periodically review and update the companies that comprise our Peer Companies in order to continually make informed decisions regarding our executive compensation program.

At the time of the December 2012 compensation review, the amount of total direct compensation to be provided to our Chief Executive Officer was intended to be above and below the 90th percentiles of such amounts provided to chief executive officers at mid-sized Peer Companies and large Peer Companies, respectively. We intend for the amount of total direct compensation to be provided to our other named executive officers to be above the 90th and below the 75th percentiles of the amounts of total direct compensation provided to executive officers at mid-sized Peer Companies and large Peer Companies, respectively. The table below illustrates how each named executive officer’s total cash compensation and long-term incentive compensation (which, at the Company, is comprised of restricted stock awards) compare to similar compensation for comparable positions at mid-sized Peer Companies and large Peer Companies.

Named Executive Officer	Total Cash Compensation at Mid-Sized Peer Companies	Total Cash Compensation at Large Peer Companies	Long-Term Incentive Compensation at Mid-Sized Peer Companies	Long-Term Incentive Compensation at Large Peer Companies
Tom L. Ward	Above 90th percentile	Below 75th percentile	Above 90th percentile	Below 90th percentile
Matthew K. Grubb	Above 90th percentile	Below 75th percentile	Below 90th percentile	Below 50th percentile
James D. Bennett	Above 90th percentile	Below 75th percentile	Below 75th percentile	Below 50th percentile
Todd N. Tipton	Below 75th percentile	Below 75th percentile	Below 50th percentile	Below 50th percentile
Rodney E. Johnson	Below 90th percentile	Below 75th percentile	Below 50th percentile	Below 50th percentile

Elements of our Executive Compensation Program

As discussed above, the Compensation Committee employs multiple compensation elements as a means to achieve various objectives, including compensating executives for performing day-to-day responsibilities, recognizing and rewarding near-term performance, aligning the interests of executives and stockholders and retaining a highly qualified executive team. The most significant compensation elements employed by the committee to realize these goals include base salaries, cash bonuses and grants of long-term incentive awards such as restricted stock. Because the committee’s paramount concerns are aligning the interests of executives and stockholders and retaining executive talent, it directs the largest portion of total direct compensation (salary plus bonus plus restricted stock awards) to restricted stock awards that vest over time.

The committee does not otherwise attempt to adjust any element of compensation for the purpose of affecting how it relates to any other element.

Base Salaries. We provide our executive officers with annual base salaries to compensate them for services rendered during the year. Our philosophy is to establish base salaries that are commensurate with job responsibilities and competitive with salaries paid by our Peer Companies. In addition to providing compensation that is competitive with the market, the base salaries of our executive officers are intended to reflect the relative importance of each individual’s position within the Company.

The Compensation Committee reviews each executive officer’s base salary in December and June of each year. The Compensation Committee’s reviews consist of assessing Mr. Ward’s recommendations regarding each executive officer’s salary, including his own, and evaluating the recommendations in light of the Peer Company comparative information provided to the committee.

Factors the Compensation Committee considers when determining semi-annual salary adjustments include:

•	the responsibilities of the executive officer;

•	the period over which the executive officer has performed these responsibilities;

•	the scope, level of expertise and experience required for the executive officer’s position and the period during which the officer has performed these responsibilities;

•	the strategic impact of the officer’s position; and

•	the potential future contribution and demonstrated individual performance of the officer.

In addition, salary adjustments are made based on our overall performance (discussed below) and competitive market conditions. Although no formulaic weighting is assigned to any one of these factors, significant emphasis is placed on current market levels and the individual’s skills, seniority and previous industry experience, which are evaluated on a case-by-case basis.

Cash Bonus Awards. In addition to competitive base salaries, we historically have paid our executive officers semi-annual cash bonuses intended to encourage and reward the attainment of our near and long-term strategic, operational and financial goals. The payment of semi-annual bonuses also encourages executive officer retention and continuity because (a) as compared to the more typical annual bonus schedule, it reduces by half the amount of each bonus payment as well as the horizon for an executive’s next potential bonus payment and (b) an executive officer must be employed by us on the relevant bonus payment date in order to receive his or her bonus payment.

Our Compensation Committee reviews cash bonus award levels for our executive officers by assessing Mr. Ward’s recommendations regarding each executive officer’s cash bonus award, including his own, and evaluating the recommendations in light of Company and executive officer performance and the Peer Company comparative information provided to the committee. Cash bonus awards are based on the committee’s subjective evaluation of the performance of the Company and each executive’s contribution thereto over the previous six months in light of the considerations described above. Currently, and as discussed in more detail below under “Performance Evaluation,” greater consideration is given to strategic and operational performance, rather than short-term financial or stock price performance, as strategic and operational performance most directly result in long-term value to our stockholders. Cash bonuses are discretionary and not awarded pursuant to a formal plan or an agreement with any executive officer. Additionally, cash bonuses are not awarded based on specific Company or individual performance criteria or targets. We believe this discretionary and subjective approach helps to mitigate the incentive an executive officer may have to expose the Company to excessive risk in order to increase his or her potential cash bonus.

The Compensation Committee evaluated Mr. Ward’s bonus recommendations for the compensation reviews conducted in June and December 2012. Following discussion and analysis of the factors referenced above, including an evaluation of the Company’s performance as discussed in “Performance Evaluation” below, and after making any necessary adjustments to Mr. Ward’s recommendations, the members of the Compensation Committee approved the cash bonus awards for our executive officers, including the payments to our named executive officers reflected in the Summary Compensation Table below.

Restricted Stock Grants. Our Board of Directors has the discretion to grant restricted stock under our 2009 Incentive Plan pursuant to our restricted stock awards program. Restricted stock awards are generally granted on a semi-annual basis and typically vest over a four-year period, except under certain limited circumstances, including the annual grants to Mr. Ward under the terms of his employment agreement discussed below. We believe these long–term incentive awards help us to attract highly qualified individuals and align their compensation with the long-term interests of our stockholders. The four-year vesting period of these awards serves as a tool for the retention of our employees, including our executive officers. In addition, as with cash bonus awards, we believe awarding shares of restricted stock semi-annually encourages executive officer retention and continuity because (a) as compared to the more typical annual restricted stock award schedule, it reduces by half the amount of each restricted stock award as well as the horizon for an executive’s next vesting of restricted stock and (b) an executive officer must be employed by us on the relevant vesting date in order for unvested shares of restricted stock to be released to him.

Grants of restricted stock are based on a subjective evaluation of the same factors that are used to determine the cash bonus awards, taking into Company and executive officer performance and consideration the Peer Company comparative information provided to the Compensation Committee. In addition, the committee considers the cost of such equity awards, the potential impact on dilution and, as discussed above, the relative value in relation to the other components of the executive compensation program.

Performance Evaluation

Oil and natural gas prices historically have been volatile and are beyond the control of our executive officers. Therefore, we do not currently base executive officer compensation decisions on pre-established performance targets as most of the applicable operational and financial performance measures are contingent upon the prices we receive or expect to receive from the sale of oil and natural gas and such measures do not necessarily reflect, in the short-term, certain key strategic decisions that have positioned the Company for long-term success. When making determinations regarding cash bonuses for, and restricted stock awards in, 2012, the Compensation Committee chiefly considered the executive team’s contributions to, and the long-term development and success of the Company with respect to identifying and acquiring new assets cost effectively and realizing the full potential of the Company’s existing asset base; achieving financial security and flexibility; and mitigating risk posed by fluctuating commodity prices. These elements are not specifically weighted in the committee’s consideration because the relative importance of each element may change from time to time and the responsibilities of each executive officer as they contribute to the achievement of any particular objective may vary. The committee considered the following in particular in 2012 and believes the compensation awarded appropriately reflects the executives’ contributions to the described achievements and the value created thereby:

Realizing Full Potential of Company’s Assets

•	Increased production and reserves

•

The Company’s production guidance for 2012 is 33.3 MMboe, representing a 43% increase over production for 2011. The increase is mostly attributable to the Company’s continued successful drilling program in the Mississippian play and the Permian Basin and the strategic acquisition of producing assets in the Gulf of Mexico in the second quarter of 2012.

•	Mississippian play

•

The Company has become the industry leader in the prolific Mississippian play, one of the leading emerging liquids and natural gas plays in North America, where the Company operates the most wells, is the most active driller and currently has 1.85 million net acres in the play. The Company believes this significant acreage position will support enough future drilling locations to allow the Company to continue to operate and invest in the play for the foreseeable future.

•

Since January 2010, the Company has invested $500 million in the acquisition of leaseholds in the Mississippian play and over $1.7 billion in drilling capital and infrastructure. The Company’s average net production there grew to 30.2 Mboe/d during the third quarter of 2012, increasing 138% from the third quarter of 2011. In addition, production has grown over 18x from the third quarter of 2010 to the third quarter of 2012.

•	Permian Basin

•

Since 2009, the Company has made net investments in the Permian Basin of approximately $1.2 billion. As of year-end 2012, these assets were producing approximately 30,000 Boe/d, a 165% increase in production growth since year end 2009.

•	Gulf of Mexico

•

In April 2012, the Company completed its acquisition of Dynamic Offshore Resources, LLC, which contributed approximately 62.5MMboe of oil and natural gas reserves and 25 Mboe/d of production in the Gulf of Mexico to the Company’s asset base. The strategic acquisition of Dynamic and other Gulf of Mexico assets in 2012 expanded the Company’s presence in the region, while adding valuable current oil and natural gas production and cash flow to help fund the Company’s expansion in the Mississippian play.

Financial Security and Flexibility and Commodity Price Risk Mitigation

•

In addition to the achievements described above, the Company took substantial steps in 2012 to close its capital spending funding gap, de-lever its balance sheet and further mitigate the risks inherent in oil and natural gas operations. Noteworthy accomplishments included:

•

In January 2012, the Company capitalized on its acreage position in the Mississippian play and monetized certain non-operated working interests and associated salt water disposal facilities by selling such assets to Repsol E&P USA Inc. for approximately $250 million in cash and a drilling and development carry of $750 million.

•

In April 2012, the Company sponsored the successful initial public offering of common units in SandRidge Mississippian Trust II, receiving approximately $590 million in cash in exchange for the conveyance of royalty interests in producing and development wells within a specified area of mutual interest. In addition to the cash proceeds, the Company retained an approximate 40% ownership interest in the trust.

•

In August 2012, the Company successfully refinanced $350 million of its Senior Floating Rate Notes due 2014 with part of the proceeds from a $1.1 billion offering of 7.5% Senior Notes due 2021 and 2023.

•	Recognizing the need to strengthen its balance sheet, the Company has continued efforts to significantly reduce its leverage ratios.

•

To help secure high rates of return for its drilling program while mitigating its exposure to commodity price volatility, the Company’s executive management has hedged substantially all of its estimated oil production for 2013 at an attractive price of more than $96.00 per Bbl.

In determining the cash bonus and restricted stock awarded to Mr. Ward, the Compensation Committee considered Mr. Ward’s continued leadership in the horizontal development of the Mississippian play in Oklahoma and Kansas and the development of the Company’s assets in the Permian Basin. Mr. Ward recognized before the Company’s competitors the potential for a large scale statistical development of what has become one of the premier oil exploitation plays in the United States. While the Mississippian formation in Oklahoma and Kansas had been developed with vertically drilled wells for many decades, its potential had gone largely unnoticed and untapped until the Company quietly and inexpensively leased millions of acres, which it is now aggressively developing. As results were realized by the Company in the play, large independent producers and major integrated multinational companies turned their attention to the area and invested significant amounts of their own capital, driving up acreage costs after the Company had completed the large bulk of its planned acreage purchases. Mr. Ward’s efforts were instrumental in securing increased financial stability for the Company by attracting third party investment by a major international oil company in the Company’s Mississippian capital program. As a result, the Company has monetized approximately 28% of its Mississippian acreage position for approximately $2.33 billion, the entirety of which it acquired for approximately $400 million, enabling the Company to develop the acreage it has retained. In addition, the committee recognized that the Company’s transition to an oil-focused producer in the midst of a historical and sustained decline in natural gas prices and continued increase in oil production in both the Mississippian play and the Permian Basin was the result of Mr. Ward’s vision and, accordingly, his particular leadership is key to the Company’s success in the long-term. The committee also recognized Mr. Ward’s leadership in securing an acquisition of Dynamic Offshore Resources, LLC in early 2012 at an attractive valuation. Through this acquisition, the Company dramatically increased its oil production and substantially reduced its debt relative to EBITDA. The committee appreciates that, as a result of his nearly 20 years of experience as the co-founder of a successful multi-billion dollar exploration and production company, Mr. Ward is presented with opportunities that most other Peer Company executives do not have. In addition, Mr. Ward’s extensive experience and expertise in drilling and operating onshore oil and gas wells has been a key factor in the Company’s success in acquiring its interests in and developing the Mississippian play. The committee believes that this experience, as well as Mr. Ward’s expertise in oil and gas financing techniques and risk mitigation, provides the Company with an enduring competitive advantage in its business and operations. Therefore, the committee felt that Mr. Ward’s cash bonus and restricted stock awards reward the specific achievements described, encourage similar achievements in the future, reflect the importance of his particular leadership, and address the risks facing the Company if he were to pursue other opportunities.

Other Benefits

We also provide our executive officers the following forms of compensation:

Health and Welfare Benefits. Our executive officers are eligible to participate in medical, dental, vision, disability and life insurance to meet their health and welfare needs. These benefits are provided to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees. This is a fixed component of compensation and the benefits are provided on a nondiscriminatory basis to all of our employees.

Perquisites and Other Personal Benefits. We believe that the total mix of compensation and benefits provided to our executive officers is competitive and, generally, perquisites should not play a large role in our executive officers’ total compensation. As a result, the perquisites and other personal benefits we provide to our executive officers are limited. Under the terms of each named executive officer’s employment agreement, we will pay the fees and expenses related to one membership in a club in the Oklahoma City, Oklahoma area. The terms of Mr. Ward’s employment agreement provide for accounting support from certain Company employees for his personal investments. Mr. Ward reimburses us for half of each such accounting support employee’s annual salary and cash bonus. We have also agreed to provide access to an aircraft at our expense for the personal travel of Mr. Ward and his family and guests who accompany him or them. Mr. Ward pays all personal income taxes accruing as a result of aircraft use for personal travel. In addition, from time to time, the Company provides personal security services to Mr. Ward and his family.

Retirement Plan. We maintain a 401(k) retirement plan for the benefit of all of our executive officers and employees on a non-discretionary basis. Under the plan, eligible employees may elect to defer a portion of their earnings up to the annual maximum allowed by regulations promulgated by the Internal Revenue Service. We make matching contributions equal to 100% on the first 15% of employee deferred wages. Matching contributions are made in shares of our Common Stock.

Nonqualified Deferred Compensation Plan. We maintain a nonqualified deferred compensation plan (“NQDC Plan”) to provide our executive officers and other eligible employees flexibility for meeting their future income needs and assisting them in their retirement planning. Under the terms of the plan, eligible employees are provided the opportunity to defer income in excess of the Internal Revenue Service annual limitations on qualified 401(k) retirement plans.

Under the NQDC Plan, we may make discretionary contributions to the deferred compensation account of each participant. The Board of Directors has approved matching contributions for the plan equal to 100% of employee contributions up to 15% of the employee’s annual cash compensation minus any matching contributions made under the 401(k) retirement plan. Matching contributions are made in shares of our Common Stock.

Employment Agreements, Severance Benefits and Change in Control Provisions

Employment Agreements of our Named Executive Officers. We maintain employment agreements with our named executive officers to help ensure the retention of our executive officers in a competitive marketplace. These agreements are described in more detail below. Please read “— Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” These agreements provide for severance compensation to be paid if the employment of the named executive officer is terminated under certain conditions, such as a change in control or termination without cause, each as defined in the agreements.

The employment agreements between us and our named executive officers and the related severance provisions are designed to meet the following objectives:

•

Change in Control. In certain scenarios, the potential to merge with or be acquired by another company may be in the best interest of our stockholders. We have agreed to provide severance compensation to our named executive officers if employment is terminated following a change in control transaction in recognition of the fact that our named executive officers may take actions in the best interest of our stockholders that ultimately lead to the termination of their employment.

•

Termination without Cause. If we terminate any of our named executive officers’ employment without cause, we will pay certain compensation and other benefits to the terminated named executive officer. We believe this arrangement is appropriate because it is consistent with the triggering events and associated payments found in employment agreements of companies that we compete against for executive-level talent. We also believe it is beneficial for us and our named executive officers to have a mutually agreed upon severance package in place prior to any termination event, which we believe provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders’ best interest.

Other Matters

Stock Ownership Guidelines and Hedging. We do not currently have ownership requirements or a stock retention policy for our named executive officers in general. However, Mr. Ward’s employment agreement requires the value of the shares of our Common Stock that he beneficially owns to remain above 500% of his annual salary and bonus. Based on Mr. Ward’s salary and bonus paid during 2012, the current price of our Common Stock and Mr. Ward’s current share ownership levels, he is well above the required holding amount. We do not have a policy that restricts our executive officers from limiting their economic exposure to our stock. We will continue to periodically review best practices and reevaluate our position with respect to stock ownership and hedging guidelines.

Risk. Our compensation program for executives is designed to discourage excessive risk taking. In that regard, (i) cash bonuses are discretionary and not awarded pursuant to a formal plan or agreement or based on specific individual or Company performance metrics; and (ii) incentive compensation is currently provided only in the form of restricted stock awards, which (a) unlike awards in the form of stock options, do not provide an incentive to take unnecessary risk to increase stock price; (b) are not tied to formulas that could focus executives on specific short-term outcomes; and (c) vest over a four-year period to better align the compensation of our executive officers with the interests of our long-term stockholders.

Tax Treatment of Executive Compensation Decisions. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1,000,000 paid to our principal executive officer, our principal financial officer or any of the three other most highly compensated executive officers, unless the compensation qualifies as “performance-based compensation.” Our Compensation Committee considers the impact of Section 162(m) when making compensation decisions and attempts to preserve the tax deductibility of executive compensation when doing so is consistent with the committee’s overall compensation philosophy and in the Company’s best interest. However, the Compensation Committee may award nondeductible compensation when it believes that such awards are in the Company’s best interest, balancing short-term tax efficiency with the Company’s long-term strategic objectives.

Consideration of “Say on Pay” and “Say on Frequency” Voting Results. At our 2011 annual meeting of stockholders, the Company’s stockholders approved the compensation provided to our named executive officers in an advisory vote, with over 70% of ballots cast being voted to approve the executive compensation program. Based on this approval, the Compensation Committee did not change its overall approach to compensation during 2011 or 2012.

In addition, the Board considered the results of the stockholder vote in 2011 regarding how frequently stockholders wish to conduct future say on pay votes. Because a majority of votes cast expressed a preference for conducting a say on pay vote every three years, the Board determined to submit executive compensation for stockholder consideration triennially. Therefore, the Company’s next say on pay vote will be held at our 2014 annual meeting of stockholders.

Compensation Decisions for 2013. During the December 2012 compensation review, the Compensation Committee approved base salaries for our named executive officers for 2013 in the following amounts: Mr. Ward, as provided in his employment agreement – $ 1,545,000; Mr. Grubb – $927,000; Mr. Bennett – $721,000; Mr. Tipton – $454,000 and Mr. Johnson – $465,000. In addition, the Compensation Committee approved the following awards of restricted stock for our named executive officers to be effective as of January 15, 2013: Mr. Ward, as provided in his employment agreement – shares equivalent in value to $16,250,000 based on the closing price of a share of Common Stock on the effective date of the grant; Mr. Grubb – 250,000 shares; Mr. Bennett, as provided in his employment agreement – shares equivalent in value to not less than $1,083,370 based on the closing price of a share of Common Stock on the effective date of the grant; Mr. Tipton – 62,500 shares; and Mr. Johnson – 62,500 shares.

SUMMARY COMPENSATION

The following table sets forth the compensation of the named executive officers for each of the fiscal years ended December 31, 2012, 2011 and 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(2)	All Other Compensation(3)	Total
Tom L. Ward	2012	$1,549,212	$1,545,000	$16,250,004	$1,420,406	$20,764,622
Chairman and Chief Executive Officer	2011	$1,502,596	$1,523,000	$20,771,971	$1,463,935	$25,261,502
	2010	$1,500,000	$1,500,000	$17,284,585	$1,471,672	$21,756,257
Matthew K. Grubb	2012	$930,566	$927,000	$3,615,000	$348,879	$5,821,445
President and Chief Operating Officer	2011	$900,519	$914,000	$4,672,500	$338,626	$6,825,645
	2010	$755,770	$855,000	$2,127,335	$224,454	$3,962,829
James D. Bennett(1)	2012	$723,774	$721,000	$1,671,318	$256,005	$3,372,097
Executive Vice President and Chief Financial Officer	2011	$670,789	$710,500	$6,153,250	$204,913	$7,739,452
	2010	$—	$—	$—	$—	$—
Todd N. Tipton	2012	$455,746	$454,000	$903,750	$136,380	$1,949,876
Executive Vice President — Exploration	2011	$424,884	$447,500	$1,168,125	$119,904	$2,160,413
	2010	$401,692	$304,500	$585,015	$105,221	$1,396,428
Rodney E. Johnson	2012	$455,746	$459,500	$903,750	$136,380	$1,955,376
Executive Vice President — Reservoir Engineering	2011	$421,039	$447,000	$1,168,125	$123,060	$2,159,224
	2010	$376,924	$355,500	$425,465	$108,994	$1,266,883

(1)	Employment with the Company began in January 2011.
(2)	Includes the aggregate fair value at date of each grant of restricted stock to a named executive officer. The value is calculated in accordance with Financial Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation. These amounts do not necessarily correspond to the actual value that will be realized by our named executive officers. The amount reported in this column for Mr. Bennett in 2011 includes the aggregate fair value of shares of restricted stock granted to Mr. Bennett on February 1, 2011 in conjunction with his appointment as the Company’s Executive Vice President and Chief Financial Officer. See “— Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table” below for a description of the material features of these awards.

(3)	Each of the Company’s named executive officers other than Mr. Ward uses tickets for Oklahoma City Thunder professional basketball games that are provided to the Company in connection with its sponsorship of the team. However, no incremental cost is associated with such tickets. All Other Compensation provided to our named executive officers consists of the following:

Name	Year	Life Insurance Premiums	Company Matching Contributions to 401(k) Plan	Deferred Compensation Match	Other(a)		Perquisites(b)	Total
Tom L. Ward	2012	$261	$22,500	$440,740		$—	$956,905	$1,420,406
	2011	$360	$22,000	$428,000		$—	$1,013,575	$1,463,935
	2010	$360	$22,000	$426,269		$—	$1,023,043	$1,471,672
Matthew K. Grubb	2012	$261	$17,000	$260,944		$—	$70,674	$348,879
	2011	$360	$16,500	$252,635		$—	$69,131	$338,626
	2010	$360	$16,500	$207,594		$—	$—	$224,454
James D. Bennett	2012	$261	$17,000	$158,066	$		$80,678	$256,005
	2011	$270	$16,500	$—		$122,399	$63,322	$204,913
	2010	$—	$—	$—		$—	$—	$—
Todd N. Tipton	2012	$261	$22,500	$113,619		$—	$—	$136,380
	2011	$360	$22,000	$97,544		$—	$—	$119,904
	2010	$360	$22,000	$82,861		$—	$—	$105,221
Rodney E. Johnson	2012	$261	$22,500	$113,619		$—	$—	$136,380
	2011	$360	$22,000	$100,700		$—	$—	$123,060
	2010	$360	$22,000	$86,634		$—	$—	$108,994

(a)	The amount reported in this column for Mr. Bennett in 2011 represents amounts for relocation and temporary housing expenses paid to Mr. Bennett to move his family from Houston, Texas to Oklahoma City, Oklahoma pursuant to his employment by the Company, which began in January 2011.
(b)	The amount reported in this column for Mr. Ward in 2012 includes (i) $725,862 for costs related to accounting support from our employees for Mr. Ward’s personal investments; (ii) $128,116 for costs related to personal use of Company aircraft; (iii) $29,870 for personal travel expenses (iv) $65,167 for personal security provided to Mr. Ward and his family; and (v) $7,890 for club membership dues and fees. Accounting support costs include 50% of the salaries and bonuses paid to the employees primarily engaged in providing these services, 100% of the costs of the benefits the Company provides to these employees and the value of restricted stock awarded to such employees. The amounts attributable to aircraft usage and personal security are based on the incremental cost to the Company. Incremental cost for aircraft usage is based on direct operating costs, including fuel, airport fees and incremental pilot costs, of Company owned aircraft (excluding capital costs of the aircraft) and costs attributable to leasing aircraft not owned by the Company (based on hourly fees), and incremental cost for Mr. Ward’s personal security includes the cost of salaries and fees for security personnel. The amount reported in this column for Mr. Grubb in 2012 includes (i) $62,784 for costs related to personal use of Company aircraft and (ii) $7,890 for club membership dues and fees. The amount reported in this column for Mr. Bennett in 2012 includes (i) $75,066 for costs related to personal use of Company aircraft and (ii) $5,612 for club membership dues and fees.

Grants of Plan-Based Awards

The following table sets forth information about each grant of an equity award made to our named executive officers in 2012 pursuant to our restricted stock awards program.

Grants of Plan-Based Awards for the Year Ended December 31, 2012

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value
Tom L. Ward	January 13, 2012	2,018,634	$16,250,004
Matthew K. Grubb	January 13, 2012	250,000	$2,012,500
	July 13, 2012	250,000	$1,602,500
James D. Bennett	January 13, 2012	93,750	$754,688
	July 13, 2012	143,000	$916,630
Todd N. Tipton	January 13, 2012	62,500	$503,125
	July 13, 2012	62,500	$400,625
Rodney E. Johnson	January 13, 2012	62,500	$503,125
	July 13, 2012	62,500	$400,625

Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of factors that may be relevant in reviewing the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Employment Agreements

Employment Agreement of Tom L. Ward. Mr. Ward serves as our Chief Executive Officer under the terms of an employment agreement, which became effective as of December 20, 2011 and automatically extends each year on the anniversary of the effective date so that, until the Company provides notice of non-renewal, the agreement’s remaining term is at least two years and no more than three years. The agreement entitles Mr. Ward to (i) an annual base salary of at least $1,545,000, subject to increase at the discretion of the Board of Directors; (ii) the opportunity to earn a cash bonus to be determined in the sole discretion of the Board of Directors or the Compensation Committee of the Board; and (iii) an annual grant of restricted stock with a value of at least $16,250,000 to be granted each January throughout the term of the agreement. The employment agreement also provides for the following forms of compensation to be provided to Mr. Ward:

•

compensation we provide to our employees that provide accounting support for his personal investments, excluding 50% of the salaries and bonuses paid to such individuals that Mr. Ward reimburses to the Company;

•	the fees and expenses related to one country club membership in Oklahoma City, Oklahoma;

•	use of the Company’s aircraft for personal travel by himself and his family and guests; and

•	participation in all of our benefit plans and programs.

Mr. Ward’s employment agreement also contains non-competition and confidentiality provisions in the event Mr. Ward’s employment with us is terminated and further includes provisions governing the payment of severance benefits if his employment is terminated by us without cause or in connection with a change in control. The agreement also addresses payments due upon the termination of Mr. Ward’s employment due to death or disability. For a description of these payments, please read “— Potential Payments upon Termination or Change in Control” below.

Additionally, if any of the payments or benefits described above are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Mr. Ward is entitled to receive a gross-up payment equal to the amount of excise tax imposed plus all taxes imposed on the gross-up payment.

Employment Agreements of our Other Named Executive Officers. Each of our other named executive officers serves as an officer under the terms of an employment agreement, the initial term of which is effective as of December 20, 2011 and ends on December 31, 2013 and automatically extends for an additional one-year term on the expiration date of the agreement, unless terminated in accordance with its terms. Pursuant to each of these employment agreements, we agreed to pay an annual base salary equal to or greater than the minimum amount set forth in each respective agreement as follows: Mr. Grubb – $927,000; Mr. Bennett – $721,000; Mr. Tipton – $454,000; and Mr. Johnson – $454,000. The terms of the agreements also provide for (i) additional bonus compensation, to be determined in our sole discretion, (ii) awards of restricted stock under and subject to our equity compensation plans, (iii) the fees and expenses related to one membership in a club in the Oklahoma City, Oklahoma area; and (iv) benefits under all other benefit plans generally provided to our other executive officers. Under the terms of Mr. Bennett’s employment agreement, during 2012, his second year of employment with the Company, he is entitled to receive grants of restricted stock valued at not less than a total of $2,000,000, to be granted in two equal installments in each of July 2012 and January 2013.

Under the terms of their employment agreements, each of Messrs. Grubb, Bennett, Tipton, and Johnson will receive, upon a termination in connection with a change in control event, a lump sum cash payment in an amount equal to three times the sum of each of their respective base salary and average annual bonus.

Each employment agreement also includes provisions governing the payment of severance benefits if employment is terminated by us without cause or in connection with a change of control. Each agreement also addresses payments due upon termination due to death or disability. For a description of these payments, please read “— Potential Payments Upon Termination or Change in Control” below.

2009 Incentive Plan

In June 2009, our stockholders approved the adoption of the 2009 Incentive Plan. The 2009 Incentive Plan authorizes the grant of stock options, stock appreciation rights, shares of restricted stock, restricted stock units and any other form of award based on the value (or the increase in value) of shares of our Common Stock. The 2009 Incentive Plan also permits cash incentive awards. Any current employee, officer, director, consultant or advisor of the Company and any of its present or future parent or subsidiary entities or any other business venture in which we have a controlling interest is eligible to be granted an award.

Restricted stock awards are grants of Common Stock made to eligible persons subject to restrictions, terms and conditions as established by the Compensation Committee. The grants of restricted stock are issued and outstanding shares from the date of the grant but are subject to forfeiture. An eligible person will become the holder of shares of restricted stock free of all restrictions if he or she complies with all restrictions, terms and conditions. Otherwise, the shares will be forfeited back to the Company. In most cases, holders of outstanding shares of restricted stock will not have the right to vote the shares of restricted stock granted under the 2009 Stock Plan until all restrictions, terms and conditions are satisfied.

Subject to adjustments allowed under the 2009 Incentive Plan, the 2009 Incentive Plan authorizes up to 28,500,000 shares of Common Stock to be used for awards. As of December 13, 2012, 9,858,552 shares, representing 2.01% of the outstanding shares of our Common Stock, are available to be used for future awards. If any award made under the 2009 Incentive Plan expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part, or results in any shares not being issued, the unused shares covered by such award shall again be available for grants under the plan. Further, shares tendered to the Company by a participant to exercise an award shall be added to the number of shares available for grants under the plan.

2005 Stock Plan

Prior to our initial public offering in November 2007, we assumed the 2005 Stock Plan. The 2005 Stock Plan authorized the grant of stock options, stock appreciation rights, restricted stock, phantom stock and other equity-based awards to our employees, directors and consultants. In addition, the 2005 Stock Plan authorized cash-denominated awards that may be settled in cash, stock or any combination thereof. The 2005 Stock Plan was terminated in May 2012 following approval by the Company’s stockholders of amendments to the 2009 Stock Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects all outstanding equity awards held by each of our named executive officers as of December 31, 2012:

Outstanding Equity Awards as of December 31, 2012

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested(2)
Tom L. Ward	5,155,947	(3)	$32,740,263
Matthew K. Grubb	1,058,333	(4)	$6,720,415
James D. Bennett	818,000	(5)	$5,194,300
Todd N. Tipton	268,916	(6)	$1,707,617
Rodney E. Johnson	255,416	(7)	$1,621,892

(1)	Each award is an award of restricted stock that vests in 25% increments on the first four anniversaries of the grant date.
(2)	Valuations are based on $6.35 per share, which was the last trading price for a share of our Common Stock on the NYSE on December 31, 2012.
(3)	Includes 125,000 shares of the 500,000 shares granted on January 9, 2009; 156,500 shares of the 625,000 shares granted on July 10, 2009; 406,250 shares of the 812,500 shares granted on January 8, 2010; 677,083 shares of the 1,354,167 shares granted on July 9, 2010; 1,218,750 shares of the 1,625,000 shares granted on January 14, 2011; 553,980 shares of the 738,640 shares granted on July 8, 2011; and 2,018,634 shares granted on January 13, 2012.
(4)	Includes 22,500 shares of the 90,000 shares granted on January 9, 2009; 27,500 shares of the 110,000 shares granted on July 10, 2009; 50,000 shares of the 100,000 shares granted on January 8, 2010; 83,333 shares of the 166,667 shares granted on July 9, 2010; 187,500 shares of the 250,000 shares granted on January 14, 2011; 187,500 shares of the 250,000 shares granted on July 8, 2011; 250,000 shares granted on January 13, 2012; and 250,00 shares granted on July 13, 2012.
(5)	Includes 525,000 shares of the 700,000 shares granted on February 1, 2011; 56,250 shares of the 75,000 shares granted on July 8, 2011; 93,750 shares granted on January 13, 2012; and 143,000 shares granted on July 13, 2012.
(6)	Includes 6,750 shares of the 27,000 shares granted on January 9, 2009; 6,750 shares of the 27,000 shares granted on July 10, 2009; 13,750 shares of the 27,500 shares granted on January 8, 2010; 22,916 shares of the 45,833 shares granted on July 9, 2010; 46,875 shares of the 62,500 shares granted on January 14, 2011; 46,875 shares of the 62,500 shares granted on July 8, 2011; 62,500 shares granted on January 13, 2012; and 62,500 shares granted on July 13, 2012.
(7)	Includes 5,000 shares of the 20,000 shares granted on January 9, 2009; 5,000 shares of the 20,000 shares granted on July 10, 2009; 10,000 shares of 20,000 shares granted on January 8, 2010; 16,666 shares of the 33,333 shares granted on July 9, 2010; 46,875 shares of the 62,500 shares granted on January 14, 2011; 46,875 shares of the 62,500 shares granted on July 8, 2011; 62,500 shares granted on January 13, 2012; and 62,500 shares granted on July 13, 2012.

Option Exercises and Stock Vested

The following table reflects the restricted stock of each of our named executive officers that vested during 2012. No stock options were outstanding or exercised in 2012. The company has never granted stock options.

Option Exercises and Stock Vested for the Year Ended December 31, 2012

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Tom L. Ward	1,506,511	$11,084,326
Matthew K. Grubb	260,417	$1,881,742
James D. Bennett	193,750	$1,490,813
Todd N. Tipton	69,833	$506,335
Rodney E. Johnson	59,583	$431,940

(1)	Valuations for all of the named executive officers are based on the last trading price for a share of our Common Stock on the NYSE on the applicable vesting date for shares of restricted stock held by a named executive officer.

Nonqualified Deferred Compensation

We maintain the NQDC Plan for the benefit of eligible employees, including all of our named executive officers. Under the NQDC Plan, we may make discretionary contributions to the deferred compensation account of each participant. The Board of Directors has approved matching contributions for the NQDC Plan equal to 100% of employee contributions up to 15% of the employee’s annual cash compensation, minus matching contributions made under our 401(k) plan. Matching contributions are made with shares of our Common Stock. Matching contributions are calculated on behalf of each participant following the end of each calendar quarter. All matching contributions vest at the rate of 25% per year over the four-year period beginning on the date the employee first participates in the plan. The participant must be employed on the last day of the plan year in order to be eligible for vesting of contributions for that plan year.

An active participant of the NQDC Plan shall be fully vested upon the first to occur of the following events: (a) attainment of normal retirement age; (b) death; (c) disability; (d) change in control; or (e) satisfaction of the plan’s vesting requirements.

The maximum employee compensation that can be deferred under our 401(k) plan and the NQDC Plan is a total of 75% of base salary and 75% of cash bonus. Participant contributions to the NQDC Plan are held in a rabbi trust and are adjusted for earnings and losses based on deemed investment choices selected by the participant from the fund selections made available under the plan. We do not provide guaranteed, above-market or preferential earnings on deferred compensation. The available investment choices mirror the investment choices available under our 401(k) plan.

No in-service distributions are permitted under the plan unless in the event of an unforeseeable emergency or a change in control of the Company. Upon separation of service of a participant for any reason other than retirement, the participant’s balance is paid in a lump sum in cash as soon as practicable following the date of the qualifying distribution event. In the event the separation of employment is due to retirement after turning age 60, the vested balance is paid to the participant in the manner specified by the participant.

Any assets we place in trust to fund future obligations of the NQDC Plan are subject to the claims of creditors in the event of our insolvency or bankruptcy. Participants have no greater rights than those of an unsecured creditor as to their rights to receive payment of deferred compensation from the plan.

The following table sets forth activity under the NQDC Plan for 2012:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End(2)
Tom L. Ward	$440,740	$440,740	$(90,205)	$—	$2,247,934
Matthew K. Grubb	$260,944	$260,944	$(45,451)	$—	$1,280,670
James D. Bennett	$158,066	$158,066	$(14,132)	$—	$301,999
Todd N. Tipton	$113,619	$113,619	$(28,701)	$—	$530,185
Rodney E. Johnson	$113,619	$113,619	$(8,622)	$—	$887,244

(1)	Matching contributions are made with shares of our Common Stock and are included as “All Other Compensation” in the Summary Compensation Table for the 2012 fiscal year.
(2)	Includes amounts included as All Other Compensation in the Summary Compensation Table for the 2011 and 2010 fiscal years equal to $428,000 and $426,269 for Mr. Ward; $252,635 and $207,594 for Mr. Grubb; $97,554 and $82,861 for Mr. Tipton; and $100,700 and $86,635 for Mr. Johnson, respectively.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Under Employment Agreement of Tom L. Ward

Termination Without Cause. In the event we terminate Mr. Ward’s employment without Cause (as defined in Mr. Ward’s employment agreement), Mr. Ward is entitled to receive (1) his base salary in effect on the date of termination for 36 months; (2) three times the average of his annual bonus for the three years preceding the termination; and (3) any vacation pay accrued but unused through the date of termination.

Termination in Connection with Change in Control. In the event that Mr. Ward’s employment is terminated within two years of a Change in Control event (as defined below) other than for Cause, death or disability, Mr. Ward is entitled to receive (1) a single, lump sum severance payment within 60 days of termination equal to three times his base salary as in effect on the termination date (or, if greater, the highest base salary in effect during the three year period ending on the termination date) and bonus paid (based on an average of the last three annual bonuses paid) and (2) any applicable Gross-Up Payment (as defined below). If the foregoing amount is not paid within 60 days of the termination of Mr. Ward’s employment following the Change in Control event, the unpaid amount will bear interest at a rate equal to 12% per annum. To the extent that any payment or distribution is subject to excise tax under Section 4999 of the Code or any other interest or penalties related to such excise tax (collectively, “Excise Tax”), the agreement provides we will pay an additional amount (the “Gross-Up Payment”) such that, after payment by Mr. Ward of all taxes on the Gross-Up Payment, he will retain an amount of the Gross-Up Payment equal to the Excise Tax.

In addition, notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity based compensation, in the event of a termination without Cause or in connection with a Change in Control, (1) all of Mr. Ward’s units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock will immediately vest; (2) Mr. Ward’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for Mr. Ward’s termination; and (3) Mr. Ward will have the right to receive a lump sum payment equal to the value of the restricted stock that he would have received over the next three years if his employment with the Company had continued, payable, in the Company’s discretion, in cash or in shares (the “Long-Term Retention Incentive”). To the extent we are unable to provide for one or both of the rights described under either (1) or (2) above, we will provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such awards with the foregoing rights and the total value without the foregoing rights.

In addition, Mr. Ward will be entitled to the above-described payments if, within two years of a Change in Control, he resigns for good reason which includes a material diminution in his authority, duties or responsibilities, a material reduction in his base salary or his failure to be elected, be reelected or serve as the Chairman of the Board of the Company.

Termination for Cause. If Mr. Ward is terminated for Cause, we will have no obligation to provide further payments or benefits.

Voluntary Termination. If Mr. Ward voluntarily terminates with or without Cause, we have no further obligations except for any obligations expressly surviving termination of employment. If Mr. Ward desires to voluntarily terminate, he must give 90 days’ notice of his intent to terminate during which time he can use accrued vacation time or be paid for such days.

Termination due to Disability. If Mr. Ward’s employment is terminated due to disability, he is entitled to receive his base salary in effect on the date of termination for 36 months and any vacation pay accrued but unused through the date of termination.

Termination due to Death. If Mr. Ward’s employment terminates due to death, his estate is entitled to receive a lump sum payment equal to (1) his base salary in effect on the date of termination for 12 months; (2) the average of his annual bonus for the three preceding years; and (3) any vacation pay accrued but unused.

“Change of Control” Definition. Under Mr. Ward’s employment agreement, a “Change of Control” generally means any one of the following:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than Mr. Ward or his affiliates, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of either (i) the then-outstanding shares of the Company’s Common Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

(b) the individuals who, as of December 20, 2011, constituted the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, except that any individual becoming a director after December 20, 2011 whose election, or nomination for election by the stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of December 20, 2011;

(c) the consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company, unless following such transaction (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such transaction in substantially the same proportions to one another as their ownership, immediately prior to such transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no person (other than Mr. Ward or his affiliates) beneficially owns, directly or indirectly, 40% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from the transaction or the combined voting power of the then-outstanding voting securities of such entity except to the extent such ownership existed prior to the transaction, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or

(d) the approval by the stockholders of the Company of a complete plan of liquidation or dissolution of the Company.

Severance Under Employment Agreements of our Other Named Executive Officers

Termination Without Cause. In the event we terminate a named executive officer’s employment without Cause (as defined in the executive’s employment agreement), the terminated executive is entitled to receive an amount equal to twelve months base salary in effect on the date of termination, and if at the time of such termination Mr. Ward is not the Chairman and Chief Executive Officer of the Company, then (a) all units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock granted and held by the executive immediately prior to such termination will immediately vest; and (b) the executive’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for the executive’s termination of employment.

Termination in Connection with Change in Control. In the event that employment is terminated within two years of a Change in Control event (which term has the same meaning as set forth above under the description of Mr. Ward’s employment agreement) without Cause, death or disability, the executive is entitled to receive a single, lump sum severance payment within sixty days of termination equal to three times his base annual salary in effect on the date of termination and bonus paid (based on an average of the last three annual bonuses paid or such lesser number of years as he was employed). If the foregoing amount is not paid within sixty days after the Change in Control event, the unpaid amount will bear interest at a rate equal to 12% per annum. The right to this termination compensation upon a Change in Control is subject to the executive’s execution of a severance agreement at the time of termination which will operate as a release of all legally waivable claims against us. Such payment is further conditioned upon the executive’s compliance with all of the provisions of his employment agreement, including all post-employment obligations.

In addition, notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity based compensation, in the event of a termination in connection with a Change in Control, all of the executive’s units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock (collectively, “awards”) will immediately vest. Further, the executive’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for the executive’s termination. To the extent we are unable to provide for one or both of the foregoing rights, we will provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such awards with the foregoing rights and the total value without the foregoing rights. The right to this termination compensation is subject to the executive’s execution of a severance agreement at the time of termination which will operate as a release of all legally waivable claims against us. Such payment is further conditioned upon the executive’s compliance with all of the provisions of his employment agreement, including all post-employment obligations.

In addition, the executive will be entitled to the above-described payments if, within two years of a Change in Control, he resigns for good reason which includes a material diminution in his authority, duties or responsibilities or a material reduction in his base salary.

Termination for Cause. If the executive is terminated for Cause, we will have no further obligation to provide further payments or benefits.

Voluntary Termination. If the executive voluntarily terminates with or without Cause, we have no further obligations except for any obligations expressly surviving termination of employment. If the executive desires to voluntarily terminate, he must give 30 days’ notice of his intent to terminate.

Termination due to Disability. If the executive’s employment is terminated due to disability, he is entitled to receive twelve months base salary in effect on the termination date. This amount will be reduced by any benefits payable under any disability plans provided by us pursuant to his employment agreement.

Termination due to Death. If the executive’s employment terminates due to death, his estate is entitled to receive a lump sum payment equal to his base salary in effect on the date of his death plus any vacation pay accrued but unused.

If any amount payable to the executive under the executive’s employment agreement or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for the terms of the agreement, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the executive’s payments under the agreement will be reduced to the greatest amount that would not be subject to the Excise Tax if, after taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, the executive would retain a greater amount on an after-tax basis following such reduction.

Summary of Potential Payments upon Termination or Change in Control

The following table presents our estimate of the benefits that would have been payable to our named executive officers under their employment agreements assuming that each triggering event took place on December 31, 2012. While we believe we have made reasonable assumptions in estimating the amounts, there can be no assurance that the named executive officers would have received the amounts reflected below in the event of an actual termination of employment.

Name	Termination Other than for Cause	Termination for Cause	Termination in Connection with a Change in Control	Termination Due to Disability	Termination Due to Death
Tom L. Ward	$90,900,744(a)	$—	$97,357,422(b)	$37,583,244(c)	$36,015,744(d)
Matthew K. Grubb	$7,647,415(e)	$—	$12,166,915(f)	$927,000(g)	$927,000(h)
James D. Bennett	$5,915,300(e)	$—	$9,504,550(f)	$721,000(g)	$721,000(h)
Todd N. Tipton	$2,161,617(e)	$—	$4,275,117(f)	$454,000(g)	$454,000(h)
Rodney E. Johnson	$2,086,892(e)	$—	$4,278,892(f)	$465,000(g)	$465,000(h)

(a)	Amount includes (a) Mr. Ward’s base salary for thirty-six months ($4,635,000); (b) three times the average of Mr. Ward’s annual bonus (“Average Bonus”) for the last three years ($4,567,500); (c) the maximum value of his accrued vacation assuming he took no time off during the year ($207,981); (d) the vesting of all of Mr. Ward’s 5,155,947 shares of unvested restricted stock held as of December 31, 2012, based on an $6.35 per share price, which was the last trading price on December 31, 2012 (the “Vesting Benefit”) ($32,740,263); and (e) the Long-Term Retention Incentive ($48,750,000).
(b)	Amount includes (a) three times Mr. Ward’s base salary ($4,635,000); (b) three times the Average Bonus ($4,567,500); (c) a tax gross-up payment ($6,664,659); (d) the Vesting Benefit ($32,740,263); and (e) the Long-Term Retention Incentive ($48,750,000).
(c)	Amount includes (a) Mr. Ward’s base salary for thirty-six months ($4,635,000); (b) the maximum value of his accrued vacation assuming he took no time off during the year ($207,981); and (c) the Vesting Benefit ($32,740,263).
(d)	Amount includes (a) Mr. Ward’s base salary for twelve months ($1,545,000); (b) the Average Bonus ($1,522,500); (c) the maximum value of his accrued vacation assuming he took no time off during the year ($207,981); and (d) the Vesting Benefit ($32,740,263).
(e)	Amount includes each officer’s base salary for 12 months. Additionally, if Mr. Ward is not the Chairman and Chief Executive Officer of the Company at the time of such termination, each officer’s unvested restricted stock held as of December 31, 2012 would vest, providing him a benefit based on a $6.35 per share price, which was the last trading price on December 31, 2012. For Mr. Grubb, the benefit would equal $6,720,415 based on 1,058,333 shares; for Mr. Bennett, the benefit would equal $5,194,300 based on 818,000 shares; for Mr. Tipton, the benefit would equal $1,707,617 based on 268,916 shares; and for Mr. Johnson, the benefit would equal $1,621,892 based on 255,416 shares.
(f)	Amount includes (a) three times the sum of each officer’s base salary and average bonus paid for the last three years and (b) the vesting of all of each such officer’s shares of unvested restricted stock held as of December 31, 2012, providing each officer the benefit described in note (e) above.
(g)	Amount includes each officer’s base salary for 12 months.
(h)	Amount includes each officer’s base salary for 12 months.

Indemnification

We have entered into an indemnification agreement with each of our directors and executive officers (each an “indemnitee”), which is intended to permit indemnification to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

Each indemnification agreement covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by an indemnitee when, in his or her capacity as a director or officer, the indemnitee is made or threatened to be made a party to any suit or proceeding. Each indemnification agreement generally covers claims relating to the fact that the indemnitee is or was an officer, director, employee or agent of ours or any of our affiliates, or is or was serving at our request in such a position for another entity. Each indemnification agreement also obligates us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights of an indemnitee; however, double recovery by an indemnitee is prohibited.

We are not obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against:

•	the Company, except for:

•	claims regarding the indemnitee’s rights under the indemnification agreement;

•	claims to enforce a right to indemnification under any statute or law; and

•	counter-claims against us in a proceeding brought by us against the indemnitee; or

•	any other person, except for claims approved by our Board of Directors.

We have also agreed to obtain and maintain director and officer liability insurance for the benefit of each of our directors and executive officers. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of our directors and executive officers is named as an insured under the policies and provided with the same rights and benefits as the most favorably insured of our directors and officers.

DIRECTOR COMPENSATION

Directors who also serve as employees receive no compensation for serving on our Board of Directors. Non-employee directors are each entitled to receive a $50,000 annual retainer. In addition, non-employee directors receive $12,500 for each in-person meeting attended, not to exceed $75,000 in any given year. In 2012, each non-employee director also received grants of shares of restricted stock that will vest in 25% increments on each of the first four anniversaries following the date of grant.

The following table sets forth the compensation of our non-employee directors for the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Jim J. Brewer	$112,500	$275,003	$387,503
Everett Dobson	$112,500	$275,003	$387,503
William A. Gilliland	$112,500	$275,003	$387,503
Daniel W. Jordan	$112,500	$275,003	$387,503
Roy T. Oliver, Jr.	$112,500	$275,003	$387,503
Jeffrey S. Serota	$87,500	$275,003	$362,503

(1)	Includes the aggregate fair value at date of each grant of restricted stock to a named executive officer. The value is calculated in accordance with Financial Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation. These amounts do not necessarily correspond to the actual value that will be recognized by our directors.

Outstanding Equity Awards by Directors

The following table reflects all outstanding equity awards held by our directors as of December 31, 2012.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested(2)
Jim J. Brewer	52,083	(3)	$330,727
Everett R. Dobson	79,824	(4)	$506,882
William A. Gilliland	85,601	(5)	$543,566
Daniel W. Jordan	85,601	(5)	$543,566
Roy T. Oliver, Jr.	85,601	(5)	$543,566
Jeffrey S. Serota	85,601	(6)	$543,566

(1)	Each award is an award of restricted stock that vests in 25% increments on the first four anniversary dates of the grant date.
(2)	Valuation based on $6.35 per share, the last trading price on December 31, 2012.
(3)	Includes 4,029 shares of the 5,372 shares granted on March 31, 2011; 9,522 shares of the 12,697 shares granted on July 8, 2011; 17,081 shares granted on January 13, 2012; and 21,451 shares granted on July 13, 2012.
(4)	Includes 1,326 shares of the 5,305 shares granted on September 30, 2009; 6,342 shares of the 12,685 shares granted on January 8, 2010; 10,982 shares of the 21,965 shares granted on July 9, 2010; 13,120 shares of the 17,494 shares granted on January 14, 2011; 9,522 shares of the 12,697 shares granted on July 8, 2011; 17,081 shares granted on January 13, 2012; and 21,451 shares granted on July 13, 2012.
(5)

Includes 3,184 shares of the 12,739 shares granted on January 9, 2009; 3,919 shares of the 15,679 shares granted on July 10, 2009; 6,342 shares of the 12,685 shares granted on January 8, 2010; 10,982 shares of the

21,965 shares granted on July 9, 2010; 13,120 shares of the 17,494 shares granted on January 14, 2011; 9,522 shares of the 12,697 shares granted on July 8, 2011; 17,081 shares granted on January 13, 2012; and 21,451 shares granted on July 13, 2012.
(6)	Includes 3,184 shares of the 12,739 shares granted on January 9, 2009; 3,919 shares of the 15,679 shares granted on July 10, 2009; 6,342 shares of the 12,685 shares granted on January 8, 2010; 10,982 shares of the 21,965 shares granted on July 9, 2010; 13,120 shares of the 17,494 shares granted on January 14, 2011; 9,522 shares of the 12,697 shares granted on July 8, 2011; 17,081 shares granted on January 13, 2012; and 21,451 shares granted on July 13, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our Common Stock beneficially owned as of December 13, 2012, by (1) those persons or any group (as that term is used in Section 13(d)(3) of the Exchange Act) known to beneficially own more than 5% of the outstanding shares of our Common Stock, (2) each named executive officer and director of the Company, and (3) all directors and executive officers of the Company as a group. For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The following percentage information is calculated based on 491,582,024 shares of Common Stock that were outstanding as of December 13, 2012, plus any shares that may be acquired by each stockholder by February 11, 2013. Except as indicated below, the stockholders listed possess sole voting and dispositive power with respect to the shares beneficially owned by that person.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Tom L. Ward(1)	21,264,888	4.33%
Matthew K. Grubb	526,977	*
James D. Bennett	148,292	*
Rodney E. Johnson	97,325	*
Todd N. Tipton	96,412	*
Jim J. Brewer	17,819	*
Everett R. Dobson	66,470	*
William A. Gilliland(2)	1,680,323	*
Daniel W. Jordan	1,556,308	*
Roy T. Oliver, Jr.(3)	1,401,834	*
Jeffrey S. Serota(4)	15,000	*
V. Prem Watsa(5)	54,551,646	11.10%
Riverstone/Carlyle Energy Partners IV, L.P.(6)	51,370,888	10.45%
TPG-Axon Management LP(7)	33,003,000	6.71%
All directors and executive officers as a group	27,281,444	5.55%

*	Less than 1%
(1)	Includes 79,000 shares held through an IRA. Mr. Ward has pledged 19,888,840 of these shares as security for personal loans.
(2)	Includes 1,388,489 shares held by Gillco Energy, LP, for which Mr. Gilliland exercises voting and dispositive power. All of the shares held by Gillco Energy, LP are pledged as security.
(3)	Includes 1,330,000 shares held by Oliver Active Investments, LLC, for which Mr. Oliver exercises voting and dispositive power. The shares are held in a margin brokerage account and, along with other securities held in the account, are pledged from time to time.
(4)

Mr. Serota is a senior partner in the Private Equity Group of Ares Management LLC (“Ares Management”). Mr. Serota has been granted shares of restricted stock for his service as a director. Pursuant to a Rule 10b5-1 trading plan adopted by Mr. Serota, the vested portion of restricted stock granted by the Company to

Mr. Serota has been or will be transferred to Ares Management LLC. To the extent Mr. Serota holds any shares, he holds them as a nominee on behalf of, and for the sole benefit of, Ares Management and has assigned all economic, pecuniary and voting rights in respect of these securities to Ares Management and they will be transferred to Ares Management LLC upon vesting pursuant to the 10b5-1 trading plan. Mr. Serota disclaims beneficial ownership of all securities of our company directly and indirectly owned by Ares Management, except to the extent of any pecuniary interest of his in Ares Management.
(5)	According to a Schedule 13G/A filed with the SEC on February 14, 2012, V. Prem Watsa and entities affiliated with Mr. Watsa, as described in more detail below, beneficially owned 54,551,646 shares of Common Stock, which included 29,811,456 shares of Common Stock acquirable upon the conversion of shares of our preferred stock. Mr. Watsa’s beneficial ownership of the shares of Common Stock listed in the table above consists of 277,000 shares owned directly by Mr. Watsa and 54,274,656 shares owned indirectly by Mr. Watsa through his affiliation with the following entities: 1109519 Ontario Limited, which is a corporation incorporated under the laws of Ontario (“1109519”), The Sixty Two Investment Company Limited, which is a corporation incorporated under the laws of British Columbia (“Sixty Two”), 810679 Ontario Limited, which is a corporation incorporated under the laws of Ontario (“810679”), Fairfax Financial Holdings Limited, which is a corporation incorporated under the laws of Canada (“Fairfax Financial”), Fairfax (US) Inc., which is a corporation incorporated under the laws of Delaware and Odyssey Reinsurance Company, which is a corporation incorporated under the laws of Connecticut (“Odyssey”). The address for each of Mr. Watsa, 1109519, 810679 and Fairfax Financial is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7. The address for Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver British Columbia V6C 3L3. The address for Fairfax (US) Inc. is 2850 Lake Vista DriveSuite #150, Lewisville, Texas 75056, and the address for Odyssey America is 300 First Stamford Place, Stamford, Connecticut 06902.
(6)	According to a Schedule 13G filed with the SEC on April 20, 2012, the shares of Common Stock listed in the table above are directly owned by R/C Dynamic Holdings, L.P. (“R/C”). By virtue of being the general partner of R/C, Riverstone/Carlyle Energy Partners IV, L.P. (“GP”) may be deemed to be the beneficial owner of such shares. Further, by virtue of being the general partner of GP2, R/C Energy GP IV, LLC (“Parent GP”) may also be deemed to be the beneficial owner of such shares. Each of GP and Parent GP disclaim any beneficial ownership of the shares. Parent GP is managed by a managing board. Pierre F. Lapeyre, Jr., David M. Leuschen, Andrew W. Ward, Michael B. Hoffman, Lord John Browne, N. John Lancaster, Daniel A. D’Aniello and Edward J. Mathias, as members of the managing board of Parent GP may be deemed to possess voting and, dispositive powers with respect to the shares of Common Stock held by R/C. Such individuals expressly disclaim any beneficial ownership over such shares. The address for each of R/C, GP and Parent GP is 712 Fifth Avenue, 51 Floor, New York, New York 10019.
(7)	According to a Schedule 13D/A filed with the SEC on December 26, 2012, the shares of Common Stock listed in the table above are beneficially owned by TPG-Axon Management, PartnersGP, GPLLC, TPG-Axon Domestic, TPG-Axon International, InternationalGP, Singh LLC, Mr. Singh and Stephen C. Beasley (“Mr. Beasley”). The foregoing entities and persons filed a single, joint Schedule 13D/A because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Act. Each of Singh LLC, GPLLC, PartnersGP, InternationalGP and Mr. Singh disclaims beneficial ownership of the shares listed in the table above. In addition, Mr. Beasley disclaims beneficial ownership of all but 3,000 of the shares listed in the table above. The address for each of the above entities (other than TPG-Axon International) and persons (other than Mr. Beasley) is 888 Seventh Avenue, 38th Floor, New York, New York 10019. The address for TPG-Axon International is c/o Walkers Corporate Services Limited, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands. The address for Mr. Beasley is 2 Eaton Court, Houston, Texas 77024.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of the outstanding shares of our Common Stock to file reports of ownership and changes in ownership concerning their shares of our Common Stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. We are required to disclose delinquent filings of reports by such persons.

Based solely on the copies of such reports and amendments thereto received by us, or written representations that no filings were required, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and 10% stockholders were met for the fiscal year ended December 31, 2012.

RELATED PARTY TRANSACTIONS

The following is a discussion of certain transactions between us and our officers and directors and the beneficial owners of more than 5% of the outstanding shares of our Common Stock. We maintain a written policy that requires any related party transaction (as defined below) to be reviewed and approved by the disinterested members of our Board of Directors. A related party transaction is a transaction, proposed transaction, or series of similar transactions, in which (a) we are a participant, (b) the amount involved exceeds $120,000 and (c) a related person (as defined below) has or will have a direct or indirect material interest. A related person is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or nominee to become a director, (ii) a person known to be the 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or more than 5% beneficial owner, and (iv) any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or more than 5% beneficial owner. The written policy includes factors to be considered by the disinterested members of our Board of Directors when determining whether to approve a proposed related party transaction. Factors to be considered include the terms of the transaction with the related party, availability of comparable products or services from unrelated third parties, terms available from unrelated third parties and benefits provided to us by the transaction. Each of the transactions described below was approved in accordance with the written policy.

Oklahoma City Thunder Sponsorship and Suite License

Messrs. Ward and Dobson own a 19.23% and 3.85% interest, respectively, in Professional Basketball Club, LLC (“PBC”), which owns and operates the Oklahoma City Thunder (“Thunder”), a National Basketball Association team playing in Oklahoma City, where our headquarters is located. Like other prominent Oklahoma City-based companies, we entered into an agreement related to the sponsorship of the team in September 2008. Under the five-year agreement, we pay an average annual sponsorship fee of approximately $3,275,000 for advertising and promotional activities related to the Thunder. We paid an additional $612,000 in 2012 under the sponsorship arrangement as a result of the Thunder qualifying for the NBA playoffs.

In addition, in October 2009, we entered into an agreement to license a suite at the arena where the Thunder plays its home games. Under the four-year agreement, we will pay an annual license fee in return for access to the suite during Thunder games and for other events held at the arena. The annual license fee for the first year is $200,000 and may increase each year at the option of PBC in an amount not to exceed 3% of the license fee for the previous year; provided that if PBC elects not to increase the license fee in any given year, then for the following year shall be equal to an amount not to exceed 3% of what the license fee would have been had PBC elected to increase the license fee 3% each year under the agreement.

Other Transactions with Mr. Ward

We own wells on certain areas of land in northwest Oklahoma under which TLW Land & Cattle LP (“TLW LC”), an entity in which Mr. Ward has an ownership interest, owns a royalty interest. In 2012, we paid royalties totaling $1,424,253 to TLW-LC in connection with the production of oil and natural gas from these properties.

In May 2012 and August 2012, we purchased a portion of the working interest in leases covering acreage in northern Oklahoma from WCT Resources, L.L.C., a limited liability company formed in 2002 and owned by trusts established in 1989 for the benefit of Mr. Ward’s children (“WCT”), for $333,612 and $480,000, respectively. WCT also participates as a working interest owner in wells we operate in northwest Oklahoma, and during 2011, we paid revenue of $290,462 to WCT as a working interest owner. WCT is an independent oil and gas company in which Mr. Ward retains no financial interest nor has any management or operational involvement.

From time to time, the Company purchases from Mr. Ward, at his cost, tickets to various sporting and other entertainment events for use by Company employees. During 2012, the Company paid Mr. Ward approximately $283,982 for use of such tickets.

On November 9, 2012, Tom L. Ward and the Company entered into a settlement agreement relating to a third party claim under Section 16(b) of the Securities Exchange Act of 1934. The claim was filed in December 2010 and related to transactions undertaken by Mr. Ward in 2008 and 2009. The settlement agreement finds no liability or other wrongdoing under Section 16(b) regarding the transactions in question. Under the settlement agreement, Mr. Ward agreed to pay to the Company $5.0 million in four installments over four years commencing October 2013 and to waive his rights under his indemnification agreement with the Company with respect to the Section 16(b) action. The Company agreed to pay the fees of the plaintiff’s lawyers and paid Mr. Ward’s legal expenses as is required under his indemnification agreement.

Transaction with Mr. Oliver

In July 2012, the Company entered into a commercial lease to rent space in a building owned by an entity that is partially owned by one of our directors, Mr. Oliver. The terms provide for an initial lease term of up to five years with annual rent of approximately $510,000. The Company is allowed to apply the cost of any renovations it makes to the rent amount. The terms of the lease were received and approved by our Board of Directors and we believe that the rent expense to be paid under the lease is at a fair market rate.

STOCKHOLDER PROPOSALS AND NOMINATIONS

A stockholder who wants to make a proposal or nominate a person for membership on the Board of Directors at an annual meeting of stockholders must comply with the applicable requirements of the SEC and our Bylaws. Under our Bylaws, a notice of intent of a stockholder to bring any matter before the 2013 annual meeting of stockholders (other than a proposal or nomination intended to be included in our proxy statement) shall be made in writing and received by our Corporate Secretary not later than the close of business on March 3, 2013, nor earlier than the close of business on February 1, 2013. Every such notice by a stockholder shall set forth the information required under Article I, Section 11 of our Bylaws. In addition to the information included in such stockholder’s notice, we may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company. All stockholder proposals should be sent to our Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102.

A stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be included in our proxy statement relating to the 2013 annual meeting must have been received no later than December 27, 2012.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Set forth below is a summary of the fees paid to our independent registered public accounting firm, PricewaterhouseCoopers LLP, for fiscal years 2012 and 2011.

	2012	2011
	(In thousands)
Audit Fees	$2,210	$2,638
Audit-Related Fees	131	106
Tax Fees	23	20
All Other Fees	—	—

Total	$2,364	$2,764

Audit Fees. Audit fees consist primarily of fees billed for professional services rendered for the audit of our annual financial statements and effectiveness of internal control over financial reporting, review of the financial statements included in each of our quarterly reports on Form 10-Q, assistance with and review of documents filed with the SEC and/or used in conjunction with public and private securities offerings and work performed by tax professionals in connection with the audits and quarterly reviews.

Audit-Related Fees. Audit-related fees consist primarily of due diligence, consultation regarding financial accounting and reporting standards and for the audit of financial statements presented in lieu of the financial statements required under Rule 3-05 of Regulation S-X with respect to certain assets acquired by the Company in 2012.

Tax Fees. Tax fees include all services performed by the firm’s tax division other than those related to the audit of financial statements.

All Other Fees. Other fees consist primarily of all fees billed for products and services provided by the firm other than those reported above.

The Audit Committee is responsible for approving in advance any services to be performed by the independent registered public accounting firm. The Audit Committee may delegate its pre-approval authority for these services to one or more members, whose decisions shall be presented to the full Audit Committee at its scheduled meetings. Each of these services must receive specific pre-approval by the Audit Committee or its delegate unless the Audit Committee has provided general pre-approval for such category of services in accordance with policies and procedures that comply with applicable laws and regulations. All of the services described above under audit fees, audit-related fees and tax fees for 2012 and 2011 were pre-approved by the Audit Committee. Specifically, the committee has pre-approved the use of PricewaterhouseCoopers LLP for detailed, specific types of tax advisory services related to compliance, technical interpretations, acquisition/disposition services, including due diligence, and federal and state audits.

Other Matters

The only matters for which the participants intend to solicit revocations of consents are those relating to the TPG-Axon Consent Proposals. However, if consents are solicited by the TPG-Axon Group or any other person on any other matter, the participants may determine that it is in the best interests of the Company and its stockholders to solicit revocations of consents with respect to such additional matters.

ANNEX A

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THIS CONSENT REVOCATION SOLICITATION

Under applicable SEC regulations, each member of the Company’s Board and certain of its executive officers and other employees may be deemed “participants” in the solicitation of revocations of consents in connection with the TPG-Axon Consent Solicitation. The following sets forth the name, principal business address and the present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the directors of the Company and each other participant who may solicit revocations of consents from stockholders of the Company.

Directors

The principal occupations of the Company’s directors who are deemed participants in the solicitation are set forth under “Current Directors of the Company” in this Consent Revocation Statement. The principal business addresses of the director-participants are as follows and, unless otherwise set forth below, the address of the organization in which each director-participant carries on his employment is the same as the director-participant’s principal business address.

Participant	Principal Business Address
Tom L. Ward	123 Robert S. Kerr Avenue Oklahoma City, OK 73102
Jim J. Brewer	620 South Taylor Coble Building - Suite 300 Amarillo, TX 79101
Everett R. Dobson	5001 North Gaillardia Corporate Place Suite A Oklahoma City, OK 73142
William A. Gilliland	2806 South Hughes Amarillo, TX 79109
Daniel W. Jordan	P.O. Box 52501 Tulsa, OK 74152
Roy T. Oliver, Jr.	Corporate Tower, Suite 900 101 N. Robinson Oklahoma City, OK 73102
Jeffrey S. Serota	2000 Avenue of the Stars - 12th Floor Los Angeles, CA 90067

Other Participants

The principal occupations of each of the Company’s executive officers who will be deemed participants in this solicitation are set forth below and the principal business address of each such person is 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102.

Participant	Principal Occupation
Tom L. Ward	Chairman and Chief Executive Officer
Matthew K. Grubb	President and Chief Operating Officer
James D. Bennett	Executive Vice President and Chief Financial Officer
Kevin R. White	Senior Vice President – Business Development

A-1

Information Regarding Ownership of the Company’s Securities by Participants

The number of shares of our Common Stock held by directors and certain of our executive officers who are participants is set forth under “Security Ownership of Certain Beneficial Owners and Management” in this Consent Revocation Statement. The following table sets forth the beneficial ownership of our Common Stock as of December 13, 2012 of the other participants in this solicitation.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Kevin R. White	58,481	*
* Less than 1%

Other Information Regarding Participants

Except as described in this Annex A, Annex B or the Consent Revocation Statement, to the best of the Company’s knowledge, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of the Company or any of our subsidiaries; (ii) owns any securities of the Company of record but not beneficially; (iii) has purchased or sold any of such securities within the past two years; or (iv) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Annex A, Annex B or the Consent Revocation Statement, to the best of the Company’s knowledge, none of the participants’ associates beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this Annex A, Annex B or the Consent Revocation Statement, to the best of the Company’s knowledge, neither the Company nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon pursuant to this Consent Revocation Statement or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Annex A, Annex B or the Consent Revocation Statement, to the best of the Company’s knowledge, none of the Company, the participants or any of their affiliates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Other than as set forth in this Annex A, Annex B or the Consent Revocation Statement, to the best of the Company’s knowledge, none of the Company, any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

There are no material legal proceedings in which any of the directors or executive officers of the Company or any of their affiliates is a party adverse to the Company or any of its subsidiaries, or proceedings in which such directors or executive officers have a material interest adverse to the Company or any of its subsidiaries.

A-2

ANNEX B

RECENT TRANSACTION HISTORY OF PARTICIPANTS IN THIS CONSENT REVOCATION SOLICITATION

In the past two years, the Company has issued an aggregate of approximately $2,750,000,000 of Senior Notes in transactions pursuant to Rule 144A and Regulation S under the Securities Act and has purchased an aggregate of approximately $3,750,000,000 outstanding Senior Notes pursuant to tender offers, registered exchange offers and redemptions. In connection with these transactions, the Company entered into customary agreements with the transaction parties.

On April 17, 2012, in connection with the Company’s acquisition of Dynamic Offshore Resources, LLC, the Company issued approximately 74 million shares of the Company’s Common Stock in a private placement exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D. In connection with the acquisition, the Company entered into an Equity Purchase Agreement and a Registration Rights Agreement with Dynamic Offshore Holding, LP.

As part of the Company’s restricted stock program, the Company makes required tax payments on behalf of employees when their stock awards vest and then withholds a number of vested shares of Common Stock having a value on the date of vesting equal to the tax obligation. The shares withheld are initially recorded as treasury shares, then immediately retired. In the past two years, the Company has made the following repurchases pursuant to its restricted stock program:

•	November 2011:	102,454 shares

•	December 2010:	1,511 shares

•	January 2011:	568,468 shares

•	February 2011:	2,642 shares

•	March 2011:	32,224 shares

•	April 2011:	12,910 shares

•	May 2011:	461 shares

•	June 2011:	228 shares

•	July 2011:	524,611 shares

•	August 2011:	712 shares

•	September 2011:	799 shares

•	October 2011:	24,724 shares

•	November 2011:	6,643 shares

•	December 2011:	1,079 shares

•	January 2012:	667,937 shares

•	February 2012:	83,696 shares

•	March 2012:	25,314 shares

•	April 2012:	885 shares

•	May 2012:	1,572 shares

•	June 2012:	45,588 shares

B-1

•	July 2012:	673,832 shares

•	August 2012:	413 shares

•	September 2012:	14,645 shares

•	October 2012:	28,011 shares

•	November 2012:	3,816 shares

•	December 2012:	1,161 shares

The following is a list of all purchases and sales of our Common Stock made during the last two years by persons who may be deemed participants in our solicitation of revocations of consent. These transactions do not include Common Stock matching contributions to the 401(k) retirement plan or nonqualified deferred compensation plan, the grant or vesting of restricted stock awarded under the 2009 Stock Incentive Plan or 2005 Stock Plan, the surrender of shares for the payment of taxes, gifts, or transfers to related entities that do not constitute a disposition of beneficial ownership.

Participant	Purchase	Date
Jim J. Brewer	4,814	May 12, 2011
	4,100	August 11, 2011
Daniel W. Jordan	10,000	August 10, 2011
	25,000	August 19, 2011
	50,000	March 23, 2012
	50,000	March 28, 2012
Roy T. Oliver	100,000	August 9, 2011
	100,000	September 29, 2011
	50,000	June 4, 2012

B-2

ANNEX C

SELECTED PROVISIONS OF THE CREDIT AGREEMENT AND INDENTURES

Set forth below are selected portions of the definitions of a “change of control” in each of the following agreements: (i) the Credit Agreement, (ii) Indenture dated as of May 20, 2008 regarding 8% Senior Notes due 2018, Indenture dated as of May 14, 2009 regarding 9.875% Senior Notes due 2016, Indenture dated as of December 16, 2009 regarding 8.75% Senior Notes due 2020, and Indenture dated as of March 15, 2011 regarding 7.5% Senior Notes due 2021 (collectively, the “Pre-2012 Indentures”) and (iii) Indenture dated as of April 17, 2012 regarding 8.125% Senior Notes due 2022 and Indenture dated as of August 20, 2012 regarding 7.5% Senior Notes due 2023 (collectively, the “2012 Indentures”). The following definitions are provided for reference in connection with the discussion of the Company’s Credit Agreement and Indentures in the section of the Consent Revocation Statement entitled “Reasons to Reject the TPG-Axon Consent Proposals”. Please refer to the Credit Agreement, the Pre-2012 Indentures and the 2012 Indentures that we have filed with the SEC for the full text of these and other provisions.

Credit Agreement

“‘Change of Control’ means an event or series of events by which: . . . (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.”

Pre-2012 Indentures

“‘Change of Control’ means the occurrence of any of the following events: . . . (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of 66  2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such Board of Directors then in office . . . .”

2012 Indentures

“‘Change of Control’ means the occurrence of any of the following events: . . . (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or any Successor Parent (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company or any Successor Parent, as the case may be, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such Board of Directors then in office . . . .”

C-1

CONSENT REVOCATION CARD—WHITE

CONSENT REVOCATION

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF

SANDRIDGE ENERGY, INC.

The undersigned, a holder of shares of common stock, par value $0.001 per share (the “Common Stock”) of SandRidge Energy, Inc. (the “Company”), acting with respect to all shares of the Company’s Common Stock held by the undersigned at the close of business on December 13, 2012, hereby acts as follows concerning the proposals of TPG-Axon Partners, LP, TPG-Axon Management LP, TPG-Axon Partners GP, L.P., TPG-Axon GP, LLC, TPG-Axon International, L.P., TPG-Axon International GP, LLC, Dinakar Singh LLC, and Dinakar Singh (collectively, “TPG-Axon”), and Stephen C. Beasley, Edward W. Moneypenny, Fredric G. Reynolds, Peter H. Rothschild, Alan J. Weber and Dan A. Westbrook (together with TPG-Axon, the “TPG-Axon Group”) set forth on the reverse side.

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES FOR ALL PROPOSALS SET FORTH HEREIN.

UNLESS OTHERWISE INDICATED ON THE REVERSE SIDE, THIS CONSENT REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS CONSENT REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES FOR ALL PROPOSALS BELOW.

Please mark your selection as indicated in this example:    ☒

PROPOSALS OF THE TPG-AXON GROUP

PROPOSAL 1:	Proposal made by the TPG-Axon Group to amend Section 1 of Article III of the Amended and Restated Bylaws of the Company as set forth on Annex I to the consent statement on Schedule 14A filed by the TPG-Axon Group to (i) de-stagger the board of directors of the Company (the “Board”) by providing that directors will be elected for one-year terms beginning with the 2013 annual meeting of stockholders, (ii) provide that the size of the Board may be fixed by either a majority vote of the Board or vote of the stockholders, (iii) provide that vacancies on the Board may be filled by the stockholders or a majority vote of the remaining directors of the Board, and (iv) provide that directors may be removed with or without cause.

	☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT

PROPOSAL 2:	Proposal made by the TPG-Axon Group to remove Jim J. Brewer, Everett R. Dobson, William A. Gilliland, Daniel W. Jordan, Roy T. Oliver, Jr., Jeffrey S. Serota and Tom L. Ward from the Board, along with each member of the Board, if any, appointed to the Board to fill any vacancy or newly-created directorship since the election of directors at the Company’s 2012 annual meeting of stockholders and immediately prior to the effectiveness of Proposal 3.

	☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT

INSTRUCTION: IF YOU WISH TO REVOKE YOUR CONSENT TO THE REMOVAL OF CERTAIN PERSONS NAMED IN PROPOSAL 2 BUT NOT ALL OF THEM, MARK THE “YES, REVOKE MY CONSENT” BOX TO THE RIGHT AND WRITE THE NAME OF EACH PERSON YOU WISH TO BE REMOVED IN THE SPACE PROVIDED BELOW.

PROPOSAL 3:	Proposal made by the TPG-Axon Group to elect Stephen C. Beasley, Edward W. Moneypenny, Fredric G. Reynolds, Peter H. Rothschild, Dinakar Singh, Alan J. Weber and Dan A. Westbrook as directors to fill any vacancies on the Board resulting from Proposal 2 (or if any such nominee becomes unable or unwilling to serve as a director of the Company or if the size of the Board is increased, in either case prior to the effectiveness of Proposal 3, any other person who is not a director, officer, employee or affiliate of TPG-Axon, designated as a nominee by TPG-Axon). If fewer than all of the seven existing directors are removed, then it is the TPG-Axon Group’s intention that such nominees be appointed in order of the number of consents received by such nominees, with the nominee receiving the highest number of consents filling the first available vacancy. Vacancies will be considered “available” within the meaning of the preceding sentence in descending order corresponding to the number of consents for a particular incumbent director’s removal. In the event that two or more of such nominees, each of whom receives the same number of consents, are to be considered for filing a particular vacancy, such vacancy shall be filled with the first such nominee in alphabetical order.

	☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT

INSTRUCTION: IF YOU WISH TO REVOKE YOUR CONSENT TO THE ELECTION OF CERTAIN PERSONS NAMED IN PROPOSAL 3 BUT NOT ALL OF THEM, MARK THE “YES, REVOKE MY CONSENT” BOX TO THE RIGHT AND WRITE THE NAME OF EACH PERSON YOU WISH TO BE ELECTED IN THE SPACE PROVIDED BELOW.

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE SIGNED AND DATED. PLEASE MARK, SIGN, DATE AND MAIL THIS CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated:             , 2013

Signature (Title, if any):

Signature (if held jointly):

Title or Authority:

Please sign in the same form as your name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.